Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of December 12, 2013 (this “Supplemental Indenture”), among Multi Packaging Solutions, Inc., as successor to Mustang Merger Corp., as the issuer (the “Issuer”), certain affiliates of the Issuer, as guarantors (collectively, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), in each case under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee are party to that certain Indenture, dated as of August 15, 2013 (as such Indenture has been supplemented by the Closing Supplemental Indenture referred to below, the “Indenture”), providing for the issuance of the Issuer’s 8.500% Senior Notes due 2021 (the “Notes”), as such Indenture has been supplemented by the Supplemental Indenture (the “Closing Supplemental Indenture”), dated as of the Issue Date, by and among the Issuer, certain Subsidiaries of the Issuer party thereto, as Guarantors, and the Trustee;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer, the Guarantors and the Trustee may, with the consent of the Holders of at least a majority in principal amount of the Notes outstanding as of the date hereof (as determined pursuant to Sections 2.08 and 2.09 of the Indenture) voting as a single class, amend or supplement the Indenture;

WHEREAS, the Issuer and the Guarantors propose to amend the Indenture as contemplated by this Supplemental Indenture (the “Amendments”) pursuant to Section 9.02 of the Indenture;

WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the Issuer and the Trustee mutually covenant and agree as follows:

ARTICLE 1

Defined Terms

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 1.02. Defined Terms. As used in this Supplemental Indenture:

1. “Consent Payment” shall mean the payment which will be payable by or on behalf of the Issuer on or promptly after the date of the consummation of the Combination in consideration for and in respect of the Amendments becoming operative.”

2. “Combination” shall mean the business combination of the Issuer and Chesapeake Services Limited, a company incorporated in England and Wales, pursuant to the Combination Agreement, dated November 19, 2013, by and among Mustang Parent Corp. a Delaware corporation and Chesapeake Holdings Limited, a company incorporated in England and Wales.

ARTICLE 2

Amendments to Indenture

Section 2.01. Amendments to Indenture. The terms and provisions of the Indenture are proposed to be amended as set forth on Exhibit A attached hereto such that all of the newly inserted and underscored provisions and any formatting changes reflected therein shall be deemed inserted or made, as applicable, and all of the stricken provisions shall be deemed to be deleted therefrom, which Indenture shall immediately and automatically become operative in accordance with Section 2.02 below.

Section 2.02. Effectiveness of Amendments. The proposed amendments set forth in Section 2.01 above shall become operative upon the payment of the Consent Payment to D.F. King & Co., Inc.

ARTICLE 3

Miscellaneous

Section 3.01. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.02. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.03. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.04. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

Section 3.05. Successors. All agreements of the Issuer and each Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.06. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.07. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.08. Ratification of Indenture; Supplemental Indenture; Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER

MULTI PACKAGING SOLUTIONS, INC.

By:	/s/ Marc P. Shore
Name:	Marc P. Shore
Title:	Chairman and Chief Executive Officer

(Signature Page to Supplemental Indenture)

GUARANTORS

JOHN HENRY HOLDINGS, INC.

CARTONDRUCK, USA, INC.

CD CARTONDRUCK, LLC

INNOVATIVE FOLDING CARTON COMPANY, LLC

DIGITAL IMAGING GROUP, INC.

JOHN HENRY PACKAGING MIDWEST, INC.

THE JOHN HENRY COMPANY

JH CORPORATE, INC.

PHARMALABEL, LLC

JOHN HENRY PACKAGING SOUTHWEST, INC.

MPS OF KENTUCKY, LLC

STEKETEE-VAN HUIS, INC.

THE PRINTERY, INC.

NATIONAL GRAPHICS, INC.

GREAT WESTERN INDUSTRIES, INC.

MPS/IH, LLC

By:	/s/ Marc P. Shore
Name:	Marc P. Shore
Title:	Chief Executive Officer

(Signature Page to Supplemental Indenture)

TRUSTEE

Wells Fargo Bank, National Association

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

(Signature Page to Supplemental Indenture)

EXHIBIT A

AMENDMENTS TO INDENTURE

See attached.

Reflecting Supplement No. 1 to Consent Solicitation Statement dated December 4, 2013

INDENTURE

dated as of August 15, 2013

between

Mustang Merger Corp., to be merged with and into Multi Packaging Solutions, Inc.,

and

Wells Fargo Bank, National Association,

as Trustee

8.500% SENIOR NOTES DUE 2021

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		Page

SECTION 12.10.	No Adverse Interpretation of Other Agreements	114
SECTION 12.11.	Successors	114
SECTION 12.12.	Severability	114
SECTION 12.13.	Counterpart Originals	114
SECTION 12.14.	Table of Contents, Headings, etc	115
SECTION 12.15.	[Reserved]	115
SECTION 12.16.	USA PATRIOT Act	115

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Multi Packaging Solutions, Inc. and the Initial Guarantors
Exhibit E-1	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Exhibit E-2	Form of Chase Supplemental Indenture
Exhibit F	Form of Transferee Letter of Representation

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INDENTURE, dated as of August 15, 2013, between Mustang Merger Corp., a Delaware corporation that shall be merged with and into Multi Packaging Solutions, Inc., a Delaware corporation, with Multi Packaging Solutions, Inc. continuing as the surviving corporation, and Wells Fargo Bank, National Association, a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer (as defined herein) has duly authorized the creation of an issue of $200,000,000 aggregate principal amount of the Issuer’s 8.500% senior notes due 2021 (the “Notes”);

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture (as defined herein);

WHEREAS, the Initial Notes were issued to fund, together with other financing, the purchase price of the acquisition by the Issuer of Multi Packaging Solutions, Inc., and pay related fees and expenses;

WHEREAS, on the Issue Date, Mustang Merger Corp. merged with and into Multi Packaging Solutions, Inc., with Multi Packaging Solutions, Inc. continuing as the surviving corporation; and

WHEREAS, on the Issue Date, Multi Packaging Solutions, Inc., the guarantors listed on the signature pages to the Closing Supplemental Indenture (as defined herein), as the Initial Guarantors (as defined herein), and the Trustee entered into a Supplemental Indenture substantially in the form of Exhibit D hereto (the “Closing Supplemental Indenture”) under which Multi Packaging Solutions, Inc. and the Initial Guarantors became party to this Indenture.

WHEREAS, on the Combination Date (as defined herein), Chesapeake Services Limited, a limited liability company incorporated under the laws of England and Wales with company number 8568993 (the “Company”) and the Trustee shall enter into a Supplemental Indenture (the “Chase Supplemental Indenture”) under which the Company will become party to this Indenture.

NOW, THEREFORE, the Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into, or became a Restricted Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Transfer Agent, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at August 15, 2016 (such redemption price being set forth in the table appearing in Section 3.07(d) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through August 15, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note on such Redemption Date, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, that such calculation shall not be the duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction) of property or assets of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged or worn out property or assets in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business and (iii) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof or any Permitted Investment;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)(i) the lease, assignment, sublease, license or sublicense (including the provision of software under an open source license) of any real or personal property in the ordinary course of business and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(h) any issuance, disposition or sale of Equity Interests in, or assets, Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(k) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or in connection with the collection or compromise thereof, or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the abandonment of intellectual property rights in the ordinary course of business or which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and the abandonment of intellectual property rights which are no longer economically practicable or commercially reasonable to maintain;

(r) the granting of a Lien that is permitted under Section 4.12 hereof;

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; and

(t) sales of non-core assets acquired in connection with any Permitted Acquisition or any other acquisition or Investment permitted by this Indenture; provided that the aggregate amount of such sales shall not exceed 25.0% of the fair market value of the acquired entity or business.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1)(a) United States Dollars, Pounds Sterling, Canadian Dollars or Euros or any national currency of any Participating Member State of the EMU; and

(b) in the case of any Foreign Subsidiary or any jurisdiction in which the Company or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2) readily marketable obligations issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are guaranteed as a full faith and credit obligation of such government with maturities of three years or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank in the foregoing, an “Approved Bank”);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above or clauses (6) and (7) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (3) above;

(5) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(6) marketable short-term money market and similar funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company);

(7) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed (i) by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by (ii) any foreign government or any political subdivision or public instrumentality thereof, in each case, having an Investment Grade Rating from either S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company);

(8) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA– (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company);

(9) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by an Approved Bank or any financial institution or recognized securities dealer otherwise meeting the qualifications specified in clause (3) above;

(10) instruments equivalent to those referred to in clauses (1) through (9) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Company or any of its Restricted Subsidiaries;

(11) Investments, classified in accordance with GAAP as current assets of the Company or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least

$250.0 million, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (1) through (9) of this definition; and

(12) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clauses (1) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including in respect of treasury, depository, overdraft, credit card, debit card, purchase card, electronic funds transfer and/or automated clearinghouse transfer services and any similar services and other cash management arrangements.

“Change of Control” means the occurrence of any of the following after the Combination Date:

(1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (as in effect on the Issue Date)), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date) of 50.0% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company directly or indirectly through any of its direct or indirect parent holding companies, unless, and so long as, the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Company or any direct parent company of the Company that owns 100% of the Equity Interests of the Company.

The Combination Transactions shall not be considered a Change of Control.

“Chase Acquisition” means the acquisition of Chesapeake UK Holdings Limited, Chesapeake Packaging B.V., Chesapeake Packaging GmbH, Chesapeake Packaging US, Inc. and Chesapeake Packaging Asia Limited by Chesapeake Services Limited (formerly Chase Bidco Limited) pursuant to the Chase Merger Agreement.

“Chase Acquisition Date” means September 30, 2013.

“Chase Credit Agreement” means that certain Credit Agreement, dated as of July 3, 2013 among Chesapeake Services Limited (formerly Chase Bidco Limited), Chesapeake US Holdings Inc. (formerly Chase US Holdco Inc.), Chesapeake Finance 2 Limited (formerly Chase Midco 2 Limited), Barclays Bank PLC as Administrative Agent, Collateral Agent and L/C Issuer, the lenders from time to time party thereto and the other agents and parties named therein, as amended by that certain First Amendment to Credit Agreement, date September 27, 2013 and as further modified by that certain Waiver Letter, dated October 22, 2013 and as may be further amended, restated, supplemented or otherwise modified from time to time prior to the Combination Date.

“Chase Merger Agreement” means the agreement between Chesapeake Holding Sarl and Chesapeake Services Limited (formerly Chase Bidco Limited) dated July 3, 2013.

“Chase Reorganization Transaction” means those certain transactions undertaken for tax planning and reorganization purposes of the Company and its Subsidiaries as set forth in the memorandum prepared by KPMG LLP and delivered to the agent under the Chase Credit Agreement in respect of the tax structuring relating to the Chase Acquisition.

“Chase Supplemental Indenture” has the meaning assigned to it in the recitals to this Indenture.

“Chase Transactions” means (a) the Chase Acquisition, the transactions contemplated by the Chase Merger Agreement, the repayment and refinancing of certain Indebtedness of the Company, the borrowings under the Chase Credit Agreement, the payment of transaction fees and expenses and other transactions in connection with or incidental to any of the forgoing, in each case consummated on or around the Chase Acquisition Date and (b) the Chase Reorganization Transaction.

“Chase Transaction Expenses” means any fees or expenses incurred or paid by any Investor, any direct or indirect parent of the Company, the Company or any of its (or their) Subsidiaries in connection with the Chase Transactions (including (a) payments to officers, employees or directors of the Company and its Restricted Subsidiaries as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock units in connection with the Chase Transactions, (b) costs and transition expenses incurred as a direct result of the transition of the Company’s business to an independent operating company in connection with the Chase Transactions) and (c) costs and expenses incurred as a direct result of the Chase Reorganization Transaction.

“Clearstream” means Clearstream Banking, Société Anonyme and its successors.

“Closing Supplemental Indenture” has the meaning assigned to it in the recitals to this Indenture.

“Co-Investor” means (a) any Person (other than any Investor) who becomes a holder of Equity Interests in the Company (or any of the direct or indirect parent companies of the Company) on the Combination Date in connection with the Combination Transactions, (b) a Person, if any, that acquires, within 90 days of the Combination Date, any Equity Interests in the Company (or any of the direct or indirect parent companies of the Company) held by any Investor as of the Combination Date, and (c) in each of clauses (a) and (b), an Affiliate of any such Person.

“Combination” means the business combination of the Issuer and the Company pursuant to the Combination Agreement.

“Combination Agreement” means the Combination Agreement, dated as of November 19, 2013, by and among Mustang Parent Corp, a Delaware corporation and Chesapeake Holdings Limited, a company incorporated in England and Wales, as amended, modified and supplemented from time to time.

“Combination Date” means the date the Combination is consummated on the terms set forth in the Combination Agreement.

“Combination Transactions” means the Combination, the transactions contemplated by the Combination Agreement, any combination of the repayment, rollover or amendment of the Prior Credit Agreement, the dividend and other distributions contemplated by the Combination Agreement in an amount not to exceed £65.0 million (including, without limitation, the direct or indirect repayment of the shareholder loan entered into in connection with the Chase Transactions) the payment of transaction fees and expenses and other transactions in connection with or incidental to any of the forgoing.

“Combination Transaction Expenses” means any fees or expenses incurred or paid by any Investor, any direct or indirect parent of the Company, the Company or any of its (or their) Subsidiaries in connection with the Combination Transactions (including, but not limited to, payments to officers, employees or directors of the Company and its Restricted Subsidiaries as change of control payments, severance payments, special or retention bonuses, charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock units in connection with the Combination Transactions and any transaction fees payable to The Carlyle Group in connection with the Combination Transactions).

“Consent Signing Date” means the date when consent is obtained from a majority of the Holders pursuant to the terms of the Consent Solicitation Statement and the Consent Date Supplemental Indenture is executed by the Issuer and the Trustee.

“Consent Solicitation Statement” means the Consent Solicitation Statement dated November 21, 2013, relating to the solicitation for consent to certain amendments of the Indenture in connection with the Combination.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) any prepayment premium or penalty, (r) annual agency fees paid to any administrative agent and collateral agent under any Credit Facilities, (s) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (t) any expense resulting from the discounting of any indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions, the Chase Transactions, the Combination Transactions or any Permitted Acquisition or other acquisition (or purchase of assets), (u) penalties and interest relating to taxes, (v) any “additional interest” or “liquidated damages” with respect to other securities for failure to comply with registration rights obligations, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any amortization or expensing of bridge, commitment and other financing fees and any other fees related to the Transactions, the Chase Transactions, the Combination Transactions or Permitted Acquisitions or any other acquisitions (or purchases of assets), (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities (other than Indebtedness except to the extent arising from the application of purchase accounting); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses, charges or expenses (including all fees and expenses related thereto), losses, charges or expenses relating to any strategic initiatives (including any multi-year strategic initiatives), Transaction Expenses, Chase Transaction Expenses, Combination Transaction Expenses, the Reorganization Transactions, restructuring costs and reserves, duplicative running costs, relocation costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facility consolidation and closing costs, severance costs and expenses (including deferred compensation), one-time compensation charges, costs related to pre-opening, opening, closing and consolidation costs for facilities, signing, upfront, retention or completion bonuses, recruiting and retention costs, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-ordinary course products and intellectual property development, integration costs (whether in connection with Permitted Acquisitions, other acquisitions or otherwise), business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs (including information technology systems) and implementation costs and project start-up costs), signing bonuses and start-up costs in connection with new customer engagements, operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans, in all cases above for such period, shall be excluded;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including, notwithstanding that Consolidated Net Income is determined in accordance with GAAP, the effect of any material changes due to the transition from accounting under the United Kingdom formulation of GAAP to accounting under the United States formulation of GAAP, as in effect immediately prior to the Combination Date) whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded (or included, as applicable, in the case of the parenthetical immediately above);

(3) any net after-tax effect of any fees (including finder’s fees, broker’s fees, rating agency fees or any other fees), expenses or charges incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any Investment, Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) permitted under this Indenture, disposition (other than in the ordinary course of business), or other transfer (other than any such transfer in the ordinary course of business), incurrence or repayment of indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and the Senior Credit Facilities and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities, any credit facilities or any other debt instrument) and including, in each case, any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(4) accruals and reserves that are established or adjusted within 12 months after (a) the Issue Date that are so required to be established or adjusted as a result of the Transactions, (b) the Chase Acquisition Date that are so required to be established or adjusted as a result of the Chase Transactions (or the date of completion of the Chase Reorganization Transaction if as a result of the Chase Reorganization Transaction) or (c) the Combination Date that are so required to be established or adjusted as a result of the Combination Transactions (or within 12 months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition) in accordance with GAAP shall be excluded;

(5) any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case, other than in the ordinary course of business, as determined in good faith by such Person shall be excluded;

(6) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case, other than in the ordinary course of business, as determined in good faith by such Person, shall be excluded;

(7) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3)(A) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Note Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such period, to the extent not already included therein;

(9) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions, the Chase Transactions, the Combination Transactions or any consummated Permitted Acquisition or other acquisition (other than any such other acquisition in the ordinary course of business) or Investments permitted under this Indenture consummated prior to or after the Issue Date or the amortization or write-off or write-down of any amounts thereof pursuant to GAAP, net of taxes, shall be excluded;

(10) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(11) any impairment charge or asset write-off or write-down (other than write-offs, write-downs or impairments with respect to accounts receivable in the normal course or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(12) any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or any direct or indirect parent of such Person or by other direct or indirect equity holders of Multi Packaging Solutions, Inc., the Issuer or the Company, in each case, in connection with the Transactions, the Chase Transactions or the Combination Transactions, as applicable, shall be excluded;

(13) other non-cash expenses, charges and losses during such period shall be excluded, in each case other than (A) any non-cash expense, charge or loss charge either (i) expressly excluded from Consolidated Net Income pursuant to another clause of this definition or (ii) expressly added back to EBITDA pursuant to the definition thereof or (B) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges or expenses referred to in this clause (13) represents an accrual or reserve for potential cash item in any future period, (i) such Person may elect not to exclude such non-cash charge or expense in the current period and (ii) to the extent such Person elects to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to such extent paid;

(14) other non-cash gains during such period shall be excluded other than (x) to the extent expressly excluded from Consolidated Net Income pursuant to another clause of this definition, (y) to the extent expressly deducted from EBITDA pursuant to the definition thereof or (z) any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been, or, had this Indenture been in effect at such time, would be, excluded in calculating Consolidated Net Income in accordance with this definition); provided that in the case of any non-cash gain, the cash receipt in such future period in respect of any non-cash gain which was excluded from the calculation of Consolidated Net Income pursuant to this clause (14) shall be added to Consolidated Net Income in such future period to such extent received;

(15) any expenses, charges, losses, lost profits or write-offs to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction to be applied to Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(16) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded;

(17) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, shall be excluded; and

(18) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Hedging Obligations for currency exchange risk and (B) resulting from intercompany indebtedness and balance sheet items) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(c) any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(d) research and development expenses and charges for in process products acquired in Permitted Acquisitions after the Issue Date, to the extent included in Net Income;

(e) earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and

(f) the Net Income of any Person accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any of its Subsidiaries or such Person’s assets are acquired by the referent Person or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of EBITDA on a pro forma basis as set forth in the definitions of Fixed Charge Coverage Ratio, Total Net Leverage Ratio and Senior Secured Net Leverage Ratio).

In addition, to the extent not already included in the Consolidated Net Income of such Person in any period and so long as the expenses, charges and losses with respect to which such amounts relate have not been excluded from Consolidated Net Income of such Person in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Permitted Acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than Section 4.07(a)(3)(D) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of, or other returns on Investments from, Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances and releases of guarantees which constitute Restricted Investments by such Person or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07(a)(3)(D) hereof.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions, the Chase Transactions, the Combination Transactions, any Permitted Acquisition or any other acquisition permitted under this Indenture), consisting only of Indebtedness for borrowed money and Capitalized Lease Obligations, plus, without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days, (ii) Hedging Obligations and (iii) any Indebtedness issued under a Qualified Securitization Facility. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds,

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which any time its corporate trust business in respect of the Indenture shall be administered, which office at the date hereof is 230 West Monroe Street, Suite 2900, Chicago, Illinois 60606, Attn: Corporate Trust Services, and after August 23, 2013 will be 10 South Wacker Drive, 13th Floor, Chicago, Illinois 60606, Attn: Corporate Trust Services, and with respect to Agent services such office shall also mean the office or agency of the Trustee located at 608 Second Avenue South, N9303-121, Minneapolis, MN 55479, Attn: Corporate Trust Operations, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Agreement” means that certain Restated Credit Agreement, restated in connection with the Combination, among the Company, Chesapeake US Holdings Inc (f/k/a Chase US Holdco Inc.), the Issuer, Chesapeake Finance 2 Limited (f/k/a Chase Midco 2 Limited), Barclays Bank PLC as Administrative Agent, Collateral Agent and L/C Issuer, the lenders from time to time party thereto and the other agents and parties named therein, as amended, restated, supplemented or otherwise modified from time to time, the Prior Credit Agreement if not terminated on the Combination Date and any other credit facilities entered into in connection with the Combination Transactions.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities (including any accordion facilities) or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Debt Fund Affiliate” means any Affiliate of the Investors (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds, debt securities and similar extensions of credit in the ordinary course and (a) whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to the Investors and (b) with respect to which the Investors do not, directly or indirectly, possess the power to direct or cause the direction of the investments or investment policies of such entity. For the avoidance of doubt, each of (i) Symphony Asset Management, LLC, (ii) Nuveen Investments, Inc., (iii) credit alternatives investments funds or any other investment fund associated or affiliated with The Carlyle Group, the primary purpose of which is to invest in debt securities and (iv) any similar fund managed, associated or affiliated with Symphony Asset Management, LLC, Nuveen Investments, Inc. or the funds described in clause (iii) above shall be deemed to be a Debt Fund Affiliate as of the Consent Signing Date.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A attached hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(3) hereof.

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to the Company or any of its Restricted Subsidiaries by any Person other than the Company or any of its Restricted Subsidiaries that have been designated in an Officer’s Certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Issuer subsequently delivers an Officer’s Certificate to the Trustee to the effect that such commitments shall no longer constitute “Designated Revolving Commitments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, that any Capital Stock held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any co-invest agreement, equity subscription or shareholders’ agreement, any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company (or any direct or indirect parent thereof) or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, member of management’s or consultant’s termination of employment or service, as applicable, death or disability.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following, in each case (other than in the case of clauses (vii) and (ix) below) to the extent deducted (and not added back) in determining Consolidated Net Income for such period with respect to such Person and its Restricted Subsidiaries:

(i) total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to the Senior Credit Facilities and with respect to other Indebtedness permitted to be incurred hereunder, (F) the interest component of any pension or other post-employment benefit expense and (G) commissions, discounts, yield and other fees (including related interest expenses) related to any Qualified Securitization Facility or any receivables facility) and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative instruments, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed); plus

(ii) provision for taxes based on income, profits or capital gains, including, without limitation, federal, state, local, franchise, property and similar taxes and foreign withholding taxes and any state single business unitary or similar tax (including any future taxes or other levies which replace or are intended to be in lieu of such taxes, any penalties and interest related to such taxes or arising from any tax examinations) paid or accrued during such period and in respect of repatriated funds; plus

(iii) Consolidated Depreciation and Amortization Expense for such period; plus

(iv) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiaries; plus

(v) the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under a Management Fee Agreement or other arrangement or otherwise in connection with management, monitoring, consulting, transaction and advisory services provided by the Permitted Holders (or other Persons with a similar interest) to such Person and its Subsidiaries (including with respect to any transaction fee payable in connection with the Merger, the Chase Acquisition and the Combination) to the extent otherwise permitted by Section 4.11 hereof; plus

(vi) any costs or expenses incurred pursuant to any management equity plan, stock or unit option plan or any other management, director or employee benefit plan, agreement or any stock or unit subscription or stockholders or similar agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely, in each case, to the extent that such cash proceeds are excluded from the calculation set forth in under Section 4.07(a)(3) hereof and shall not be, and have not been, designated an Excluded Contribution; plus

(vii) the amount of “run-rate” cost savings, synergies and operating expense reductions (other than any of the foregoing related to Specified Transactions) projected by such Person in good faith to result from actions taken, committed to be taken or with respect to which substan-

tial steps have been taken or are expected in good faith to be taken no later than eighteen (18) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Company; provided, further, it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken; provided, further, the aggregate amount of adjustments to EBITDA consisting of addbacks and pro forma adjustments for cost savings, synergies and operating expense reductions pursuant to this clause (vii) shall not exceed 20% of EBITDA for such period (giving pro forma effect to the relevant Specified Transaction to the extent required or permitted pursuant to the definitions of Fixed Charge Coverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable) determined prior to giving effect to any adjustments pursuant to this clause (vii); provided, further, that such 20% cap shall not apply to, and shall be determined after giving effect to, any such adjustments resulting from actions taken or with respect to which substantial steps have been taken or were expected to be taken prior to the Issue Date (notwithstanding that such actions may actually be taken after the Issue Date, but only to the extent taken within two years following the Issue Date) to the extent relating to items identified to the Initial Purchasers prior to the Issue Date or cost savings assumed in any forecasts, projections or model delivered to the Initial Purchasers prior to the Closing Date; plus

(viii) any net loss from disposed, abandoned or discontinued operations or product lines; plus

(ix) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to paragraph (2) below for any previous period and not added back; plus

(x) the amount of loss on sales of Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(xi) any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments; plus

(xii) compensation and reimbursement of expenses of non-management members of the board of directors of such Person (other than employees of an Investor); plus

(xiii) net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains from related Hedging Obligations) (entered into in the ordinary course of business or consistent with past practice); plus

(xiv) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Exchange Act, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange; plus

(xv) any loss relating to Hedging Obligations (excluding Hedging Obligations entered into in the ordinary course of business or consistent with past practice); and

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase, or was otherwise not included in, EBITDA in any prior period; plus

(ii) any non-cash decrease in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments; plus

(iii) any net income from disposed, abandoned or discontinued operations; plus

(iv) net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized losses from related Hedging Obligations) (entered into in the ordinary course of business or consistent with past practice); plus

(v) any gain related to Hedging Obligations (excluding Hedging Obligations entered into in the ordinary course of business or consistent with past practice).

Any calculation of EBITDA for periods prior to the Combination Date with respect to Company and its consolidated Subsidiaries (as in existence immediately prior to the Combination Date) shall be adjusted to reflect the transition from the United Kingdom formulation of GAAP to the United States version of GAAP for material items.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent company of the Company (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) of the Company;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, and which are excluded from the calculation set forth in Section 4.07(a)(3) hereof.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“Financial Officer” means the Chief Financial Officer, the Treasurer or other individual serving in the capacity of a financial officer of the applicable company, as appropriate. Unless otherwise provided, “Financial Officer” means a Financial Officer of the Company.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires, discharges or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or issues, repurchases or redeems Disqualified Stock or Preferred Stock or establishes or eliminates any Designated Revolving Commitments, in each case, subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement, discharge or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable Test Period (and (i) for the purposes of the numerator of the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio, as if the same had occurred on the last day of the applicable Test Period and (ii) for all purposes, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period).

For purposes of making the computation referred to above (and the Senior Secured Net Leverage Ratio and Total Net Leverage Ratio), any Specified Transaction that has been made by the Company or any of its Restricted Subsidiaries during any Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA) had occurred on the first day of the applicable Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period.

For purposes of this definition (and the Senior Secured Net Leverage Ratio and Total Net Leverage Ratio), whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, synergies and operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 18 months after the date of any such Specified Transaction (in each case as though such cost savings, operating expense reductions and synergies had been realized on the first day of the applicable period and as if such cost savings, operating expense reductions and synergies were realized for the entirety of such period); provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Company. For the purposes of this Indenture, “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, (a) any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (b) any Restricted Subsidiary, the primary assets of which are Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries, any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means (1) generally accepted accounting principles in the United States of America which are in effect on the Issue Date or (2) after the Issue Date, if elected by the Issuer by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Issuer is making such election; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS, (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any fiscal year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date and (y) for delivery of audited annual financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date. For purposes of this Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiaries.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A attached hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means the Company and each Restricted Subsidiary of the Company (other than the Issuer), if any, that Guarantees the Notes in accordance with the terms of this Indenture and, at the discretion of the Issuer and the relevant direct or indirect parent company, each direct or indirect parent company that Guarantees the Notes in accordance with the terms of this Indenture. On the Combination Date, the Company, the Issuer and each Restricted Subsidiary of the Issuer that guaranteed any Indebtedness of the Issuer under the Prior Credit Agreement will be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend, numbered IAI-1 and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations, including deferred or other contingent purchase price obligations, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness that is not recourse to the Company or any Restricted Subsidiary or limited recourse (limited solely to such specified asset securing such Indebtedness) will be the lesser of (i) the fair market value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under letters of credit shall be counted as Indebtedness three (3) Business Days after such amount is drawn), (c) obligations under or in respect of Qualified Securitization Facilities; provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness, (d) deferred or prepaid revenues, (e) in the case of the Company and its Restricted Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (f) distributions and payments to dissenting stockholders of such Person pursuant to applicable law.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $200.0 million aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc. and UBS Securities LLC.

“Interest Payment Date” means February 15 and August 15 of each year to stated maturity, beginning February 15, 2014.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Company.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers members of management and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person (excluding, in the case of the Company and its Restricted Subsidiaries, intercompany advances or indebtedness made in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) made in the ordinary course of business or consistent with past practice). For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1) “Investments” shall include the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment shall be the original cost of such Investment as reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount (including in respect of dispositions) received in cash by the Company or a Restricted Subsidiary in respect of such Investment; provided that the aggregate amount of such dividend, distribution, interest payment, return of capital, repayment or other amount shall not exceed the original amount of such Investment.

“Investors” means, collectively, (a) Madison Dearborn Partners, LLC, any of its Affiliates and funds or partnerships managed or advised by it or any of its respective Affiliates but not including, however, any operating portfolio company of any of the foregoing and (b) The Carlyle Group, any of its Affiliates and funds or partnerships managed or advised by it or any of its respective Affiliates but not including, however, any operating portfolio company of any of the foregoing.

“Issue Date” means August 15, 2013.

“Issuer” means Mustang Merger Corp., a Delaware corporation, prior to the Merger and Multi Packaging Solutions, Inc., a Delaware corporation, as the surviving corporation after the Merger (and not any of their Subsidiaries) and its successors.

“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee; provided, that an Officer of the Company may be substituted for an Officer of the Issuer for all purposes herein.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue in the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means a management services agreement or similar agreement among the Investors or certain of the management companies associated with the Investors or their advisors, if applicable, and the Issuer (and/or any of its direct or indirect parent companies).

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Company, any direct or indirect parent company of the Company or any Subsidiary who are holders of Equity Interests of the Company or any direct or indirect parent companies of the Company.

“Merger” means the merger of Mustang Merger Corp. with and into Multi Packaging Solutions, Inc. pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 3, 2013, by and among Mustang Parent Corp., Mustang Merger Corp. and IPC/Packaging LLC, as amended, modified and supplemented from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash and Cash Equivalent proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (i) the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale by a Restricted Subsidiary, (ii) the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Company or any Restricted Subsidiary until such time as such claim shall have been settled or otherwise finally resolved, or paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Sale, (iii) any relocation expenses incurred as a result thereof, (iv) other fees and expenses, including title and recordation expenses, (v) in the case of any disposition by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause) attributable to minority interests and not available for distribution to or for the account of the Company or a wholly-owned Restricted Subsidiary as a result thereof, (vi) taxes (or tax distributions made pursuant to Section 4.07(b)(14) hereof) paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture, (vii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by Section 4.10(b)(1) hereof) to be paid as a result of such transaction and (viii) any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Party” means the Issuer and the Subsidiary Guarantors.

“Notes” has the meaning assigned to it in the recitals to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential offering memorandum, dated August 8, 2013, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary or Corporate Secretary of a Person. Unless otherwise indicated, “Officer” shall refer to an Officer of the Issuer, provided, that an Officer of the Company may be substituted for an Officer of the Issuer for all purposes herein.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Indenture and provided to the Trustee. Unless otherwise indicated, Officer shall refer to an Officer of the Issuer; provided, that an Officer of the Company may be substituted for an Officer of the Issuer for all purposes herein.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, the Company or the Trustee.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Participating Member State” means each state so described in any EMU Legislation.

“Permitted Acquisition” means any Investment of the type described in clause (3) of the definition of “Permitted Investments,” any Investment or other acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests or assets of, another Person, in each case to the extent constituting a Permitted Investment or permitted under Section 4.07 hereof.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets, cash and Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Holder” means any of (i) the Investors, (ii) any Management Stockholders, (iii) any of the Co-Investors, (iv) any Permitted Transferee of any of the foregoing Persons and (v) any “group” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act as in effect on the Issue Date) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii), (iii) or (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company or any of its direct or indirect parent entities held by such “group”; provided, further, that the Investors and their Permitted Transferees, collectively, do not have beneficial ownership, directly or indirectly, of a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company or any of its direct or indirect parent entities than any other Person that is a member of such “group.” Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the provisions of this Indenture) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in assets that were cash or Cash Equivalents or Investment Grade Securities when such Investment was made;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit, line of business or product line of such Person) that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, line of business, business unit or product line) to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such amalgamation, merger, consolidation, transfer, conveyance or liquidation;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10(a) hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Consent Signing Date or made pursuant to binding commitments in effect on the Consent Signing Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any such Investment or binding commitment existing on the Consent Signing Date; provided, that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Consent Signing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b) in satisfaction of judgments against other Persons;

(c) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates.

(7) Hedging Obligations permitted under Section 4.09(b)(10) hereof;

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) not to exceed the greater of (a) $70.0 million and (b) 3.75% of Total Assets (in each case, determined on the date such Investment is made, with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(9) distributions or payments of Securitization Fees;

(10) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(3) hereof or constitute an Excluded Contribution;

(11) guarantees of Indebtedness permitted under Section 4.09 hereof, performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of liens on the assets of the Company or any Restricted Subsidiary in compliance with Section 4.12 hereof;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2), (6), (10), (11), (16) and (23) of such Section);

(13) Investments consisting of purchases or other acquisitions of inventory, supplies, services, material or equipment or the licensing or contribution of intellectual property pursuant to customary joint marketing arrangements with other Persons;

(14) Investments taken together with all other Investments made pursuant to this clause (14) (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash, Cash Equivalents or marketable securities), not to exceed the greater of (a) $70.0 million and (b) 3.75% of Total Assets (in each case, determined on the date such Investment is made, with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(15) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(16) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, members of management and consultants of the Company or its Restricted Subsidiaries not in excess of $10.0 million in the aggregate (in each case, determined on the date such Investment is made, with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(17) loans and advances to (i) employees, directors, officers, members of management and consultants of the Company or its Restricted Subsidiaries for business-related travel expenses, entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (ii) to future, present and former employees, directors, officers, members of management and consultants of the Company or its Restricted Subsidiaries and, in each of the cases in this clause (ii), their Controlled Investment Affiliates and Immediate Family Members to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof or to permit the payment of taxes with respect thereto; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Company in cash as common equity; further provided any Investment in collateral securing such loan or advance shall be permitted;

(18) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(19) any intercompany advance or indebtedness among the Company or any Restricted Subsidiaries in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(20) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(21) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts;

(22) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(23) repurchases of Notes;

(24) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with industry practice;

(25) loans and advances to any direct or indirect parent of the Company in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with clauses (4), (10) or (14) of Section 4.07(b) hereof, such Investment being treated for purposes of the applicable clause of such covenant, including any limitations, as if a Restricted Payment made pursuant to such clause;

(26) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(27) Investments in any Person to which the Company or any of its Restricted Subsidiaries outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed $2.5 million;

(28) Investments in deposit accounts, securities accounts and commodities accounts maintained by the Company or its Restricted Subsidiaries;

(29) Investments made in connection with the funding of contributions under any nonqualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans; and

(30) guarantees by the Company or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, health, disability or employee benefits, other social security laws or similar legislation or regulations or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business or consistent with past practice or industry practice;

(2) Liens imposed by law, such as landlords’, sublandlords’ carriers’, warehousemen’s, materialmen’s, construction, repairmen’s and mechanics’ Liens, or other customary Liens (other than in respect of Indebtedness) in each case (i) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or (ii) being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction to the extent required by GAAP or such equivalent accounting principles;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(5) survey exceptions, encumbrances, covenants, conditions, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and exceptions on title policies insuring liens granted on Mortgaged Properties (as defined in the Senior Credit Facilities);

(6) Liens securing obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (12)(b), (13) or (23) of Section 4.09(b) hereof; provided, that (a) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of “Refinancing Indebtedness”), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, (b) Liens securing obligations relating to Indebtedness permitted to be incurred pursuant to clause (23) extend only to the assets of Restricted Subsidiaries of the Company that are not Guarantors, and (c) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to Section 4.09(b)(4) hereof extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof;

(7) Liens existing on the Consent Signing Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the obligations to which such Liens relate;

(9) Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger, or consolidation; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after acquired-property) that secured the obligations to which such Liens relate;

(10) Liens securing obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(11) Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations or obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (or other agreement under which the Company or any Restricted Subsidiary has granted rights to end users to access and use the Company’s or any Restricted Subsidiary’s products, technologies or services, including the provision of software or the licensing of other intellectual property rights) and terminations thereof, in each case granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and the customary rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, grant or permit;

(14) (i) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases, consignments or accounts entered into by the Company and its Restricted Subsidiaries in the ordinary course of business, (ii) purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings and (iii) any Uniform Commercial Code (or equivalent statute) financing statement filed against the Company or any of its Restricted Subsidiaries not authorized by the Company or such Restricted Subsidiaries;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the clients of the Company or its Restricted Subsidiaries;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, that (a) such new Lien shall be limited to all or part of the same property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the original Lien (plus improvements and accessions on such property) and proceeds and products thereof, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such modification, refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or self-insurance arrangements;

(20) Liens securing obligations in an aggregate principal amount at any one time outstanding which does not exceed the greater of (a) $45.0 million and (b) 2.50% of Total Assets (in each case, determined as of the date of such incurrence);

(21) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(22) Liens (i) securing judgments for the payment of money not constituting an Event of Default under Section 6.01(5) hereof, (ii) arising out of judgments or awards against the Company or its Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of setoff (a) relating to the establishment of depository relations with banks or other deposit-taking institutions and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(28) any encumbrance or restriction (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(30) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Indenture;

(31) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(32) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(33) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(34) Liens on the assets of non-guarantor Restricted Subsidiaries securing Indebtedness or other obligations of such Subsidiaries that were permitted by the terms of this Indenture to be incurred;

(35) Liens on cash advances in favor of the seller of any property to be acquired in an Investment, Permitted Acquisition or other acquisition permitted under this Indenture, in each case, to be applied against the purchase price for such Investment, Permitted Acquisition or other acquisition;

(36) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(37) deposits of cash with the owner or lessor of premises leased and operated by the Company or any of its Subsidiaries to secure the performance of the Company’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(38) Liens securing obligations in respect of the Notes and the related Guarantees;

(39) Liens securing obligations in respect of Indebtedness permitted to be incurred under any Credit Facility, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(1) hereof;

(40) Liens securing obligations in respect of Indebtedness permitted to be incurred under Section 4.09 hereof; provided that, with respect to Liens securing obligations in respect of any such Indebtedness, at the time of incurrence (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with Section 4.12 hereof) and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Senior Secured Net Leverage Ratio for the Test Period immediately preceding the incurrence of such Lien would be no greater than 4.25 to 1.00;

(41) Liens on property subject to any Sale and Lease-Back Transaction permitted hereunder and general intangibles related thereto;

(42) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(43) Liens on the escrow account and cash or Cash Equivalents deposited on or before the Issue Date pursuant to the Series B Preferred Escrow; and

(44) Liens in connection with pension liabilities of the Company and its Restricted Subsidiaries not to exceed £30.0 million; provided that (i) in no event shall Liens pursuant to this clause (44) be granted on or prior to the Chase Acquisition Date, and (ii) the Company and its Restricted Subsidiaries shall not be permitted to grant any Liens in support of pension liabilities under any other clause of this definition of “Permitted Liens.”

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. If any Lien meets the criteria of both clauses (20) and (40) above, the Company, in its sole discretion, may classify and may subsequently reclassify such Liens as between such clauses.

“Permitted Transferees” means (a) in the case of the Investors, (i) any Affiliate of the Investors, (ii) any managing director, general partner, limited partner, director, officer or employee of any of the Investors or any of their Affiliates (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and stepchildren) and/or direct lineal descendants; and (b) in the case of any Management Stockholder, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and stepchildren) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Stockholder and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prior Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date, by and among Mustang Merger Corp. Multi Packaging Solutions, Inc., Mustang Intermediate LLC, the other Guarantors (as defined therein) party thereto from time to time, Barclays Bank PLC, as administrative agent, and the lenders and other Persons party thereto, as amended, restated, supplemented or otherwise modified from time to time prior to the Combination Date.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) or (2) constituting a receivables financing facility or factoring facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company in good faith which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the February 1 and August 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Company or any Restricted Subsidiary, (y) Disqualified Stock issued by the Company or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock, including Refinancing Indebtedness, so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of, plus any accrued and unpaid dividends on, the Preferred Stock or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus an amount equal to any existing commitments unutilized under such Refinanced Debt, plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Refinanced Debt;

(2) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(3) such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (or, if earlier, the date that is 91 days after the maturity date of the Notes); and

(4) solely for the purposes of Section 4.07(b)(3) hereof, to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in a Permitted Acquisition or any other acquisition and not created in contemplation thereof), such Refinancing Indebtedness is subordinated to the Notes of the Issuer or the Guarantee of the Notes by the Guarantors at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively.

Refinancing Indebtedness shall not include:

(a) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Note Party that refinances Indebtedness or Disqualified Stock of the Company;

(b) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Note Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Note Party; or

(c) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that clauses (2) and (3) of this definition will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness other than Indebtedness incurred under clauses (2) and (3) of Section 4.09(b) hereof, any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A attached hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided, that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Reorganization Transactions” means those certain transactions undertaken for tax planning and reorganization purposes of the Company and its Subsidiaries following the consummation of the Combination.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any director, vice president, assistant vice president, any trust officer or assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including the Issuer and any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing or factoring facility.

“Securitization Facility” means any of one or more receivables, securitization financing or factoring facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for (i) customary representations, warranties, covenants and indemnities made in connection with such facilities or (ii) up to $10.0 million of such Obligations) to the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that (1) in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary or (2) grants a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means, collectively, the senior secured term loan facility and the senior secured revolving facility under the Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders, or investors, whether or not secured, that replace, refund, supplement or refinance any part of the loans, accordion facilities, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities and the related guarantees and Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Cash Management Services (and guarantees thereof) owing to a lender under the Senior Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligations or relating to such Cash Management Services was entered into); provided that such Hedging Obligations and obligations in respect of Cash Management Services, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes of the Issuer or any related Guarantee of the Notes; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Company or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of

(a) Consolidated Total Indebtedness (other than any Indebtedness of a Restricted Subsidiary which is not a Guarantor which is not secured by any assets of the Issuer or a Guarantor) outstanding on the last day of such Test Period (including, for the avoidance of doubt, the aggregate undrawn amount of Designated Revolving Commitments) that is secured by a Lien on any property of the Company or any Restricted Subsidiary (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) minus an aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Company as of such date, excluding cash and Cash Equivalents which are listed as “Restricted” on such balance sheet, to

(b) EBITDA of the Company for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date. For purposes of determining whether an Event of Default has occurred with respect to a Significant Subsidiary, the “latest consolidated financials statements of the Company made available to Holders” shall be calculated on a pro forma basis until a balance sheet giving effect to the Combination has been made available to the Holders as required under Section 4.03 hereunder.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Company or any of its Restricted Subsidiaries on the Consent Signing Date and any reasonable extension thereof and (2) any business or other activities reasonably related, complementary, similar, incidental or ancillary thereto (including related, complementary, similar, incidental or ancillary technologies) or reasonable extensions, developments or expansions thereof.

“Specified Foreign Facilities” means certain debt facilities of the Issuer’s Foreign Subsidiaries outstanding as of the Issue Date and described in the Offering Memorandum under “Description of Other Indebtedness—

Rollover Foreign Debt” in an aggregate principal amount not to exceed $33.0 million, which is the U.S. dollar equivalent of such Indebtedness, including all drawn and undrawn commitments thereunder, as of June 30, 2013 (it being understood that any fluctuation in such principal amount as of the Issue Date expressed as U.S. dollars shall be a permitted incurrence of Indebtedness under Section 4.09(b)(27) hereof.)

“Specified Transaction” means (a) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Company and its Restricted Subsidiaries, (b) any designation of operations or assets of the Company or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (c) any Investment that results in a Person becoming a Restricted Subsidiary, (d) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Indenture, (e) any Permitted Acquisition, (f) any asset sale that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Company or any asset sale of a business unit, line of business or division of the Company or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, (g) the Transactions, (h) the Chase Transactions, or (i) the Combination Transactions.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of the Notes by such Guarantor.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Company.

“Supplemental Indenture” has the meaning assigned to it in the recitals to this Indenture.

“Test Period” in effect at any time means the Company’s most recently ended four fiscal quarters for which internal financial statements are available (as determined in good faith by the Company).

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment, Permitted Acquisition or other acquisition, on a pro forma basis including any property or assets being acquired in connection therewith).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Indebtedness outstanding on the last day of such Test Period (including, for the avoidance of doubt, the aggregate undrawn amount of Designated Revolving Commitments) minus an aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Company as of such date, excluding cash and Cash Equivalents which are listed as “Restricted” on such balance sheet, to (b) EBITDA of the Company for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Transaction Expenses” means any fees or expenses incurred or paid by any Investor, any direct or indirect parent of the Issuer, the Issuer or any of its (or their) Subsidiaries in connection with the Transactions (including payments to officers, employees or directors of the Issuer and its Restricted Subsidiaries as change of control payments, severance payments, payments in connection with the Series B Preferred Escrow, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock units in connection with the Transactions).

“Transactions” means the Merger, the transactions contemplated by the Merger Agreement, the repayment and refinancing of certain Indebtedness of the Issuer, the issuance of the Notes and the borrowings under the Senior Credit Facilities, the payment of transaction fees and expenses and other transactions in connection with or incidental to any of the forgoing, in each case to be consummated on or around the Issue Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to, August 15, 2016; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means Wells Fargo Bank, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or another applicable jurisdiction.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation complies with Section 4.07 hereof; and

(2) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Company would be equal to or greater than such ratio for the Company immediately prior to such designation, in each case, on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding the foregoing, the Company may not designate the Issuer as an Unrestricted Subsidiary.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“U.S. Subsidiary Guarantor” means a Subsidiary Guarantor organized under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Applicable Premium Deficit”	8.04
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Corporate Taxpayers”	4.07
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Charge Coverage Test”	4.07
“incur” and “incurrence”	4.09
“Legal Defeasance”	8.02
“Market Maker”	4.03
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Prospective Investor”	4.03
“Purchase Date”	3.09
“Redemption Date”	3.01
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Second Commitment”	4.10
“Secured System”	4.03
“Security Analyst”	4.03
“Series B Preferred Escrow”	4.07
“Successor Company”	5.01
“Successor Issuer”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Date”	4.16
“Suspension Period”	4.16
“Tax Group”	4.07
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.07

SECTION 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms, if used in this Indenture, have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and “obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them. For the avoidance of doubt, the Issuer shall not be required to qualify this Indenture under the Trust Indenture Act.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including,” “includes” and similar words shall be deemed to be followed by without limitation;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k) the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater;

(l) words used herein implying any gender shall apply to both genders;

(m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and

(n) the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

SECTION 1.05. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE II

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following (i) the termination of the applicable Restricted Period and (ii) the receipt by the Trustee of (A) a certification or other evidence in a form reasonably acceptable to the Issuer of non-United States beneficial ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof) and (B) an Officer’s Certificate from the Issuer, the Trustee shall remove the Regulation S Temporary Global Note Legend from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article III hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status or otherwise as the Initial Notes, subject to the next paragraph; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 hereof. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

The Issuer may designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes, subject to the applicable provisions of the first paragraph of Section 9.02. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Notes issued on the Issue Date will constitute a different series of Notes from such Initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Initial Notes will be treated as the same series as such Initial Notes unless otherwise designated by the Issuer. The Issuer similarly may vary the application of related other provisions (including the issue price and any applicable original issue discount legend) to any series of Additional Notes.

(e) Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream and this Indenture shall not govern such transfers.

SECTION 2.02. Execution and Authentication. At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (in “.pdf” format) signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03. Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration (“Registrar”) (ii) an office or agency where Notes may be presented for transfer or for exchange (“Transfer Agent”) and (iii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder will be treated as the owner of the Note for all purposes. Only registered Holders will have rights under this Indenture and the Notes. The Issuer may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-

registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent, Transfer Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

If any Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of any paying agent, registrar or transfer agent.

SECTION 2.04. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary or the Trustee) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. Only to the extent necessary to comply with the Trust Indenture Act, if applicable, if the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note of the same series unless (A) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 90 days, (B) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes and any Participant requests a Definitive Note in accordance with the Applicable Procedures (although Regulation S Temporary Global Notes at the Issuer’s election pursuant to this clause may not be exchanged for Definitive Notes prior to (1) the expiration of the applicable Restricted Period and (2) the receipt of any certificate required pursuant to Rule 903(b)(3)(ii)(B)) or (C) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes. Upon the occurrence of any of the events in clauses (A), (B) or (C) above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be au-

thenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in (A), (B) or (C) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A or another available exemption from the registration requirements of the Securities Act. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit F.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (5) thereof;

and, in each such case set forth in this clause (iv), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (A), (B) and (C) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit F;

(E) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(a) thereof;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except transfers pursuant to clause (G) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (A) of Section 2.06(a) hereof and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (5) thereof;

and, in each such case set forth in this clause (iii), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clauses (A), (B) and (C) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit F;

(E) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(a) thereof;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, in the case of clause (C) above, the applicable Regulation S Global Note and, in the case of clause (D) above, the applicable IAI Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (5) thereof;

and, in each such case set forth in this clause (ii), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit F; or

(D) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (4) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (5) thereof; and, in each such case set forth in this clause (ii), if the Registrar or the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGI-

NAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT UNDER ERISA OR ANY SIMILAR LAW, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer shall require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(iv) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

SECTION 2.07. Replacement Notes. If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer or (y) if the Issuer and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or a Guarantor or by any Affiliate of the Issuer or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

SECTION 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of all surrendered Notes shall be delivered to the Issuer at the Issuer’s written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP/ISIN Numbers. The Issuer in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

REDEMPTION

SECTION 3.01. Notices to Trustee. If the Issuer elects to redeem the Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least two Business Days (unless the Trustee agrees to a shorter period) before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption (the “Redemption Date”), (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

SECTION 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (b) if the Notes are not listed on an exchange, on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate and otherwise in accordance with the Applicable Procedures. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption. Subject to Section 3.09 hereof, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(i) any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be delivered, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Such notice of redemption, and the related redemption, may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date as stated in such notice, or by the redemption date as so delayed. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03 hereof, subject to satisfaction of any conditions precedent relating thereto specified in the applicable notice of redemption, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. The notice, if delivered, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05. Deposit of Redemption Price.

(a) Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption.

(a) At any time prior to August 15, 2016, the Issuer may, at its option, on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 hereof at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the Redemption Date plus (iii) accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) At any time prior to August 15, 2016, the Issuer may, at its option and on one or more occasions, redeem up to 40.0% of the aggregate principal amount of Notes and Additional Notes issued under this Indenture at a redemption price equal to the sum of (i) 100.0% of the aggregate principal amount thereof, plus (ii) a premium equal to the stated interest rate per annum on the Notes, plus (iii) accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant

Interest Payment Date, with the net cash proceeds received by the Company from one or more Equity Offerings or a contribution to the Company’s common equity capital made with the net cash proceeds of a concurrent Equity Offering; provided that (a) at least 50.0% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(c) Except pursuant to clause (a), (b) and (e) of this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to August 15, 2016.

(d) On and after August 15, 2016, the Issuer may, at its option redeem the Notes, in whole or in part, on one or more occasions, upon notice in accordance with Section 3.03 hereof at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2016	106.375%
2017	104.250%
2018	102.125%
2019 and thereafter	100.000%

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon prior notice given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(g) In addition to any redemption pursuant to this Section 3.07, the Issuer or its Affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

SECTION 3.08. Mandatory Redemption. The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall deliver electronically or send, by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000 and integral multiples of $1,000 in excess thereof;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes to be purchased in accordance with Section 3.02 and the Issuer shall select such Pari Passu Indebtedness to be purchased; provided that as between the Notes and any Pari Passu Indebtedness, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination; and

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) Prior to 11:00 a.m. (New York City time) on the Purchase Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that purchase date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

SECTION 3.10. Payments on Behalf of the Issuer. For the avoidance of doubt, any payments to be made by the Issuer pursuant to this Indenture may be made on the Issuer’s behalf by the Company or any other Person designated at the Issuer’s option.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

SECTION 4.03. Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuer will furnish without cost to the Trustee and the Holders:

(1) commencing with the fiscal year ending December 31, 2014, within 100 days after the end of each fiscal year (or 145 days for the fiscal year ending December 31, 2014), annual reports of the Company containing substantially all of the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or 60 days for the first three fiscal quarters ending after the Combination Date), quarterly reports of the Company containing substantially all of the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act;

(3) within 15 days of the date on which an event would have been required to be reported on a Form 8-K or any successor or comparable form, a current report relating to such event on Form 8-K or any successor or comparable form; provided, however, that no such report or information will be required to be so furnished if the Company determines in good faith that such event is not material to the Holders or the business, assets, operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole; and

(4) within 145 days after the end of the fiscal year ending December 31, 2013 (i) the audited financials of the Company and its Subsidiaries for the immediately preceding fiscal quarter and (ii) a report of the Issuer (prior to giving effect to the Combination) for such quarter containing substantially all of the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form (except as described above or below and subject, in the case of required financial information, to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the times specified above); provided that such reports required pursuant to clauses (1), (2), (3) and (4) above (a) shall not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or related Items 307, 308 and 308T of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (b) shall not be required to comply with Items 402, 403, 406 and 407 of Regulation S-K promulgated by the SEC, (c) shall not be required to comply with Rule 3-10 or Rule 3-16 of Regulation S-X, except that summary guarantor/non-guarantor information consistent with the disclosure in the Offering Memorandum will be provided, (d) shall not be required to include any segment or business unit level financial information except to the extent included in the Offering Memorandum, (e) shall not be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K, (f) prior to the completion of the first full fiscal year following the Issue Date, shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such report, (g) prior to the completion of the first full fiscal year following the Chase Acquisition Date, shall not be required to contain all purchase accounting adjustments relating to the Chase Transactions to the extent it is not practicable to include any such adjustments in such report, (h) prior to the completion of the first full fiscal year following the Combination Date, shall not be required to contain all purchase accounting adjustments relating to the Combination Transactions to the extent it is not practicable to include any such adjustments in such report, (i) prior to the completion of the first full fiscal year following the Combination Date, shall not be required to include comparative data against prior periods.

The requirement to furnish any of the reports required pursuant to clauses (a)(1), (a)(2) and (a)(3) of this Section may be satisfied by the posting of such reports within the time periods specified above on Intralinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledge-

ment (the “Secured System”). If the Issuer uses the Secured System to satisfy such requirements, it shall make readily and promptly available any password or other login information relating to the Secured System to Holders, prospective investors (each a “Prospective Investor”), security analysts who have certified to the Issuer that they are reputable security analysts employed by a reputable financial institution who regularly cover or intend to cover the Issuer and the Notes (each, a “Security Analyst”) and market makers who have certified to the Issuer that they are reputable market makers who regularly make or intend to make a market in the Notes (each, a “Market Maker”), and shall make readily and promptly available on an “Investor Relations” page on its external website contact information for being provided access to the Secured System to any Holders, Prospective Investors, Security Analysts or Market Makers and promptly comply with any such requests for access to the Secured System.

The Issuer shall furnish to Holders and Prospective Investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, it being understood that the financial statements of the Company shall be delivered to satisfy any such requirement.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the Holders if it has filed (or, in the case of an Item 2.02 or Item 7.01 Form 8-K, furnished) such reports with the SEC and such reports are publicly available.

With respect to all of the foregoing, the Trustee shall have no obligation to determine whether such information, documents or reports have been so posted or filed.

(b) The Issuer may satisfy its obligations in this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to any direct or indirect parent company of the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand.

(c) Notwithstanding anything herein to the contrary, failure by the Issuer to comply with any of its obligations under this Section 4.03 for purposes of Section 6.01(3) hereof will not constitute an Event of Default under Section 6.01(3) until 90 days after the receipt of the written notice delivered thereunder.

(d) To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(e) The Company shall use its commercially reasonable efforts, consistent with its judgment as to what is prudent at the time, to participate in quarterly conference calls to discuss operating results and related matters. The Issuer shall issue a press release which will provide the date and time of any such call and will direct Holders, Prospective Investors and Securities Analysts to contact the investor relations office of the Issuer to obtain access to the conference call.

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company ending after the Combination Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and is not in Default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than ten (10) Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

SECTION 4.05. Taxes. The Company shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

SECTION 4.06. Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant (to the extent that they may lawfully do so) that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company (and in the case that the Company receives Equity Interests of any of its direct or indirect parent company as a result of a realization on collateral securing loans or advances as described in clause (17) of the definition of “Permitted Investments,” any dividends or distributions of such Equity Interests); or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent company of the Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Company or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (7), (8) and (9) of Section 4.09(b) hereof; or

(B) the payment, redemption, defeasance, purchase, repurchase, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, defeasance, purchase, repurchase, acquisition or retirement; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Company and its Restricted Subsidiaries after the Combination Date (including Restricted Payments permitted by clauses (1), (6)(C) and (8) of Section 4.07(b) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof (and for the avoidance of doubt, all other Permitted Investments)), is less than the sum of (without duplication):

(A) 50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period and including the predecessor) beginning the first day of the fiscal quarter containing the Combination Date to the end of the most recently ended Test Period preceding such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(B) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company since the Combination Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(12)(a) hereof) from the issue or sale of:

(i) (A) Equity Interests of the Company, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any direct or indirect parent company of the Company or any of the Company’s Subsidiaries after the Combination Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4) hereof; and

(y) Designated Preferred Stock; and

(B) to the extent such net proceeds or other property are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4) hereof); or

(ii) debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company or any of its direct or indirect parent companies;

provided, that this clause (3)(B) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with Section 4.07(b)(2) hereof, (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (Z) Excluded Contributions; plus

(C) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following the Combination Date other than (W) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(12)(a) hereof, (X) by a Restricted Subsidiary, (Y) any Excluded Contributions and (Z) net cash proceeds that constitute net cash proceeds from the sale of Designated Preferred Stock; plus

(D) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries (other than by the Company or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Company or its Restricted Subsidiaries, in each case after the Combination Date (in each case, other than Restricted Investments made by the Company or a Restricted Subsidiary pursuant to clause (10) or (17) of Section 4.07(b) hereof); or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (10), (17) or (18) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) in each case, after the Combination Date; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Combination Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (10), (17) or (18) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; provided that, in the case of this clause (E), if the fair market value of any such marketable securities or other property (other than cash) contributed or received, or such Investment, as applicable, to be included in this clause (E), shall exceed $15.0 million in any one transaction or series of related transactions, such fair market value shall be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary.

(b) The foregoing provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or Subordinated Indebtedness of the Company or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Restricted Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (A) or (B) of Section 4.07(b)(6), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement under clauses (A) or (B) of Section 4.07(b)(6) hereof;

(3) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor, (ii) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock or Subordinated Indebtedness of the Issuer or a Guarantor, (iii) Disqualified Stock of a Restricted Subsidiary that is not a Note Party made by exchange for, or out of the proceeds of, the substantially concurrent sale of, Disqualified Stock of a Restricted Subsidiary that is not a Note Party that, in the case of each of the foregoing clauses (i) through (iii), is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 4.09 hereof and (iv) any Subordinated Indebtedness or Disqualified Stock which constitutes Acquired Indebtedness;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any shareholder, employee, manager or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription, co-investor agreement or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company of the Company in connection with any such repurchase, retirement or other acquisition, including any arrangement including Equity Interests rolled over by management of the Company or any direct or indirect parent of the Company or by other direct or indirect equity holders of Multi Packaging Solutions, Inc.); provided that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $15.0 million (which shall increase to $30.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent entity of the Company) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year (which shall increase to $60.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent corporation of the Company)); provided, further, that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any of the Company’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Combination Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(3) hereof or designated an Excluded Contribution; plus

(B) the amount of any cash bonus otherwise payable to employees, officers, members of management, directors or consultants of the Company, its Restricted Subsidiaries or any direct or indirect parent of the Company in connection with the Transactions, Chase Transactions or Combination Transactions, in each case that are foregone in exchange for the receipt of Equity Interests of the Company or any direct or indirect parent company thereof pursuant to any deferred compensation plan of such company; plus

(C) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries (or by any direct or indirect parent company to the extent contributed to the Company) after the Issue Date; less

(D) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management or consultants of the Company (or their respective Controlled Investment Affiliates or Immediate Family Members), any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(6)(A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any of its Restricted Subsidiaries after the Issue Date;

(B) the declaration and payment of dividends or distributions to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date; provided, that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(2);

provided, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable by or with respect to any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company and any repurchases of Equity Interests deemed to occur upon exercise, vesting, or settlement, as applicable, of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(8) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company to fund a payment of dividends on such company’s common stock), following the first public offering of the Company’s common stock or the common stock of any direct or indirect parent company of the Company after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Restricted Payments that are made with Excluded Contributions;

(10) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) (in the case of Restricted Investments, at the time outstanding) not to exceed the greater of (a) $55.0 million and (b) 3.0% of Total Assets at such time;

(11) distributions or payments of Securitization Fees;

(12) any Restricted Payment made in connection with the Transactions, the Chase Transactions or the Combination Transactions (including any escrow arrangement for the benefit of, or release from escrow payable to, the holders of certain vested and unvested interests in Series B Preferred Equity Interests of Multi Packaging Solutions, Inc. outstanding immediately prior to the Issue Date in an aggregate amount not to exceed $3.0 million, plus any accrued interest, if any (the “Series B Preferred Escrow”)) and the fees and expenses related thereto or owed to Affiliates, in each case with respect to any Restricted Payment made or owed to an Affiliate, to the extent permitted by Section 4.11 hereof including any payments to holders of Equity Interests of Multi Packaging Solutions, Inc. (prior to the consummation of the Transactions), payments to holders of Equity Interests of the Company (prior to the consummation of the Chase Transactions) or payments to holders of Equity Interest of the Company (prior to the consummation of the Combination Transactions), in each case, in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Section 4.10 and Section 4.14 hereof; provided, that the Issuer shall have made a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, and all Notes validly tendered by Holders in such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(14) the declaration and payment of dividends or distributions by the Company or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent company to pay, in each case without duplication,

(A) franchise, excise and similar taxes, and other fees and expenses required to maintain their corporate or other legal existence;

(B) either (i) for any taxable period for which the Company and/or any of its Subsidiaries are members of a consolidated, combined, unitary or affiliated income tax or VAT tax group for U.S federal, state, local or foreign income or similar tax purposes of which such direct or indirect parent company is the common parent (a “Tax Group”), the portion of the relevant federal, state, local or foreign income or similar taxes (as applicable) or VAT of such Tax Group for such taxable period that is attributable to the Company and its Restricted Subsidiaries that are members of such group and, to the extent of the amount of dividends or distributions actually received from Unrestricted Subsidiaries, that is attributable to such Unrestricted Subsidiaries; provided that in each case the amount of such payments with respect to any taxable period does not exceed the amount that the Company and such Restricted Subsidiaries (and, to the extent permitted above, any applicable Unrestricted Subsidiaries) would have been required to pay in respect of such relevant federal, state, local or foreign taxes for such taxable period if, for all taxable years ending after the Issue Date, the Company, such Restricted Subsidiaries and Unrestricted Subsidiaries (to the extent described above) had paid such taxes as a separate consolidated, combined or unitary group separately from any such parent company (or, if there are no such Restricted Subsidiaries or Unrestricted Subsidiaries, the Company on a separate company basis) (assuming for purposes of this proviso that the Company, Restricted Subsidiaries and/or Unrestricted Subsidiaries that are partnerships or disregarded entities for U.S. federal income tax purposes are treated as corporations for U.S. federal income tax purposes) or (ii) for any taxable period ending on or before June 30, 2014 in which a parent company of the Company is a partnership for U.S. federal income tax purposes and is owned directly or indirectly by one or more parent companies that are corporations for U.S. federal income tax purposes (“Corporate Taxpayers”), federal, state and local income or similar taxes (not to exceed $50,000) of each such Corporate Taxpayer attributable to distributions made by the Company to any of its parent companies;;

(C) customary salary, bonus, severance, expense reimbursement and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management or consultants of any direct or indirect parent company of the Company and, in each case, any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D) general corporate operating, administrative, compliance and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Subsidiaries;

(E)(i) fees and expenses other than to Affiliates of the Company related to any equity or debt offering of such parent company (whether or not successful) and (ii) to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary;

(F) to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Company or its Restricted Subsidiaries under Section 4.11 (other than clause (b)(2) of the exceptions thereto); and

(G) to finance Permitted Investments and other Investments, Permitted Acquisitions or other acquisitions otherwise not prohibited to be made pursuant to this Section 4.07 if made by the Company; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, Permitted Acquisition or other acquisition, (B) such direct or indirect parent company shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not pro-

hibited by Section 5.01 hereof) in order to consummate such Investment, Permitted Acquisition or other acquisition, (C) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 4.07(a)(3) hereof or be designated an Excluded Contribution and (E) to the extent constituting an Investment, such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 4.07 or pursuant to the definition of “Permitted Investments” (other than clause (10) thereof);

(15) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(16) cash payments or loans, advances, dividends or distributions to any direct or indirect parent of the Company to make payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company, any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

(17) in addition to the foregoing Restricted Payments, the Company may make additional Restricted Payments so long as immediately after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 4.00 to 1.00;

(18) Investments in Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to cash or Cash Equivalents), not to exceed the greater of (a) $45.0 million and (b) 2.50% of Total Assets at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture or any other transaction that complies with the terms of this Indenture; and

(20) the payment of dividends, other distributions and other amounts by the Company to, or the making of loans to, any direct or indirect parent of the Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal (with respect to the payment of principal in the case of Indebtedness that constitutes Subordinated Indebtedness, within one year of final maturity thereof) (including “AHYDO catch-up payments”) on Indebtedness the proceeds of which have been permanently contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company or any Restricted Subsidiary incurred in accordance with Section 4.09 hereof; provided that the proceeds contributed to the Company or such Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to Section 4.07(b)(4) or Section 4.07(a)(3) hereof or be designated an Excluded Contribution; provided further that the aggregate amount of such dividends, distributions or other amounts shall not exceed the amount of cash actually contributed to the Company for the incurrence of such Indebtedness;

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10), (15), (17) and (20) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the Combination Date, all of the Company’s Subsidiaries shall be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to Section 4.07 hereof or if an Investment in such amount would be permitted at such time, pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

(d) For purposes of determining whether an Investment is a Permitted Investment or is otherwise a Restricted Investment permitted to be made pursuant to an exception to this Section 4.07, in the event that an Investment (or any portion thereof) at any time, whether at the time of making of such Investment or subsequently, meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (30) of the definition of “Permitted Investments” or any other provision set forth in this Section 4.07, the Company, in its sole discretion, will classify and may subsequently reclassify such Investment (or any portion thereof) in any one or more of the types of Investments described in clauses (1) through (30) of the definition of “Permitted Investments” or any other applicable clause in this Section 4.07 and will only be required to include the amount and type of such Investment in such of the clauses in the definition of Permitted Investments or clauses set forth in this Section 4.07 as determined by the Company at such time.

(e) For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries that is not a Note Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction (provided, that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction) on the ability of any such Restricted Subsidiary to:

(1)(A) pay dividends or make any other distributions to the Company or any Restricted Subsidiary that is a Note Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Company or to any Restricted Subsidiary that is a Note Party;

(2) make loans or advances to the Company or to any Restricted Subsidiary that is a Note Party; or

(3) sell, lease or transfer any of its properties or assets to the Company or to any Restricted Subsidiary that is a Guarantor.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Consent Signing Date, including pursuant to the Senior Credit Facilities and the related documentation and Hedging Obligations and the related documentation;

(2) this Indenture, the Notes and the guarantees thereof;

(3) purchase money obligations for property acquired in the ordinary course of business and capital lease obligations that impose restrictions of the nature discussed in Section 4.08(a)(3) hereof on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with and into the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(6) contracts or agreements for the sale of assets, including any restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(9) Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Note Parties permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09 hereof;

(10) customary provisions in joint venture agreements and other similar agreements (including stockholder agreements) relating solely to such joint venture or entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses, sublicenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(12) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(13) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(14) customary provisions restricting assignment of any agreement;

(15) restrictions arising in connection with cash or other deposits permitted under Section 4.12 hereof;

(16) any agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 4.09 entered into after the Consent Signing Date that contains encumbrances and other restrictions that either (x) are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than (i) the restrictions contained in this Indenture as of the Consent Signing Date or (ii) those encumbrances and other restrictions that are in effect on the Consent Signing Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Consent Signing Date, (y) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (z) will not otherwise materially impair the Issuer’s ability to make payments on the Notes when due, in each case in the good faith judgment of the Issuer;

(17) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) of this Section 4.08(b); provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(18) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Company are necessary or advisable to effect such Qualified Securitization Facility; and

(19) customary restrictions and conditions contained in the document relating to any Lien so long as such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien.

SECTION 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio of the Company for the Company’s most recently ended Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso) would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period; provided, that Restricted Subsidiaries of the Company that are not Note Parties may not incur Indebtedness or Disqualified Stock or Preferred Stock under this paragraph if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred or issued pursuant to this paragraph then outstanding would exceed the greater of (x) $70.0 million and (y) 3.75% of Total Assets at such time.

(b) The provisions of Section 4.09(a) hereof shall not apply to:

(1) the incurrence of Indebtedness pursuant to any Credit Facilities by the Company or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount not to exceed the sum of (x) $530.3 million, (y) the dollar equivalent of £195.0 million as of the Combination Date and (z) the dollar equivalent of €173.0 million as of the Combination Date (which, for the avoidance of doubt, would equal $1.085 billion based on the closing exchange rates as reported in the Wall Street Journal on December 3, 2013); plus, in the event of any extension, replacement, refinancing, renewal or defeasance of any such Credit Facility, an amount equal to the amount of any premium required to be paid under the terms of the instrument governing such Credit Facility and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such Credit Facility;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any guarantee thereof but excluding any Additional Notes);

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Consent Signing Date (other than Indebtedness described in clauses (1), (2) and (27) of this Section 4.09(b));

(4)(i) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Company or any Restricted Subsidiary and Preferred Stock incurred or issued by any Restricted Subsidiary, to finance the purchase, lease, replacement or improvement of property (real or personal), equipment or other assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4)(i) at such time, not to exceed the greater of (x) $45.0 million and (y) 2.50% of Total Assets (in each case, determined at the date of incurrence or issuance), so long as such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued at the date of such purchase, lease, replacement or improvement or no later than 270 days thereafter and (ii) Attributable Indebtedness arising out of a Sale and Lease-Back Transaction permitted under this Indenture and any Refinancing Indebtedness in respect thereof;

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security laws or similar legislation or regulation (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance, unemployment insurance or other social security laws or similar legislation or regulation (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto); provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that if such Indebtedness is reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)), such Indebtedness is paid after becoming due and payable;

(7) Indebtedness of the Company to a Restricted Subsidiary; provided; that any such Indebtedness so long as owing to a Restricted Subsidiary that is not a Note Party is expressly subordinated in right of payment the Guarantee of the Notes by the Company; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, that if a Note Party incurs such Indebtedness to, and so long as owing to, a Restricted Subsidiary that is not a Note Party, such Indebtedness is expressly subordinated in right of payment to the Notes of the Issuer or the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Company or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice;

(12) (a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Company since immediately after the Consent Signing Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(B) and (3)(C) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(a)(3) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) or (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b), does not exceed the greater of (x) $100.0 million and (y) 5.50% of Total Assets (in each case, determined on the date of such incurrence) plus, in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness or Disqualified Stock, an amount equal to the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness or Disqualified Stock; it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (12)(b) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (12)(b) but shall be deemed incurred or issued for the purposes of Section 4.09(a) hereof from and after the first date on which the Company or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (12)(b);

(13) the incurrence or issuance by the Company of Indebtedness or Disqualified Stock or the incurrence or issuance by a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness (including any Designated Revolving Commitments), Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) hereof and clauses (2), (3), (4) and (12)(a) of this Section 4.09(b), this clause (13) and clauses (14) and (27) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock; provided that any such Indebtedness, Disqualified Stock or Preferred Stock constitutes Refinancing Indebtedness;

(14)(a) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, in each case incurred or issued to finance a Permitted Acquisition (or other purchase of assets) or that is assumed by the Company or any Restricted Subsidiary in connection with such Permitted Acquisition or other acquisition or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, that in the case of clauses (a) and (b), after giving effect to such Permitted Acquisition, acquisition, amalgamation, consolidation or merger, either: (x) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth under Section 4.09(a) or (y) the Fixed Charge Coverage Ratio for the Company is equal to or greater than immediately prior to such Permitted Acquisition, acquisition, merger, amalgamation or consolidation;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within ten Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantees issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(17)(a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company so long as the incurrence of such Indebtedness by the Company is permitted under the terms of this Indenture; provided, that such guarantee is incurred in accordance with, if applicable, Section 4.15 hereof;

(18) Indebtedness consisting of Indebtedness issued or incurred by the Company or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, members of management or consultants of the Company (or any direct or indirect parent thereof) or its Restricted Subsidiaries (and their respective Controlled Investment Affiliates and Immediate Family Members) to finance the purchase or redemption of Equity Interests or other equity-based awards of the Company or any direct or indirect parent company of the Company to the extent described in Section 4.07(b)(4) hereof;

(19) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(20)(a) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries and (b) Indebtedness in respect of Cash Management Services;

(21) Indebtedness incurred by the Company and a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(22) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;

(23) Indebtedness incurred by, or Disqualified Stock or Preferred Stock issued by, Restricted Subsidiaries of the Company that are not Note Parties in an amount outstanding under this clause (23) not to exceed together with any other Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to and outstanding under this clause (23) the greater of (a) $80.0 million and (b) 4.50% of Total Assets (in each case, determined on the date of such incurrence or issuance); it being understood that any Indebtedness or Disqualified Stock deemed incurred or issued pursuant to this clause (23) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (23) but shall be deemed incurred or issued for the purposes of Section 4.09(a) hereof from and after the first date on which the Company or such Restricted Subsidiaries could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (23);

(24) Indebtedness of the Company or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(25) Indebtedness representing deferred compensation or similar arrangements to future, present or former employees and officers of the Company and its Restricted Subsidiaries (and any direct or indirect parent thereof) in the ordinary course of business;

(26) Indebtedness consisting of obligations of the Company or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, the Chase Transactions, the Combination Transactions, Permitted Acquisitions, any Investment or any other acquisition permitted under this Indenture; and

(27) Indebtedness under the Specified Foreign Facilities, including the maximum commitment amount of such Indebtedness existing on the Issue Date.

(c) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (27) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the clauses of Section 4.09(b) or under Section 4.09(a) hereof as determined by the Company at such time; provided, that all Indebtedness outstanding under the Credit Agreement on the Combination Date will, at all times, be treated as incurred on the Combination Date under Section 4.09(b)(1) hereof; and

(2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof, subject to the proviso to Section 4.09(c)(1) hereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount or liquidation preference, as applicable, of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred or Disqualified Stock or Preferred Stock is issued, to extend, replace, refund, refinance, renew or defease other Indebtedness, Disqualified Stock or Preferred Stock, as applicable, denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (x) the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being extended replaced, refunded, refinanced, renewed or defeased plus (y) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred or Disqualified Stock issued to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Stock, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on the consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.

The Company shall not, and shall not permit any Note Party to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Company or such Note Party, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Note Party, as the case may be.

For purposes of this Indenture, (1) unsecured Indebtedness shall not be deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Indebtedness shall not be deemed to be subordinated or junior to any other Indebtedness merely because it is issued or guaranteed by other obligors or (3) secured Indebtedness shall not be deemed to be subordinated or junior to any other secured Indebtedness merely because it has a junior priority lien with respect to the same collateral.

SECTION 4.10. Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash and Cash Equivalents; provided, that the amount of:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes (or any Guarantor’s Guarantee of the Notes), that (i) are assumed by the transferee of any such assets or (ii) are otherwise cancelled or terminated in connection with the transaction (other than intercompany debt owed to the Company or its Restricted Subsidiaries) and, in the case of clause (i), for which the Company and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(B) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(C) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $55.0 million and (y) 3.00% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(D) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such asset disposition (other than intercompany debt owed to the Company or its Restricted Subsidiaries), to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale, shall be deemed to be Cash Equivalents for purposes of this clause (2) and for no other purpose.

(b) Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1) to permanently reduce:

(A) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(B) Obligations under Secured Indebtedness of the Company or a Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, which is secured by a Lien that is permitted by this Indenture, and to correspondingly reduce commitments with respect thereto;

(C) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07 hereof or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased, to the date of repurchase; or

(D) Indebtedness of a Restricted Subsidiary that is not a Note Party, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures, (c) acquisitions of other properties or (d) acquisitions of other assets, in the case of each of (a), (b), (c) and (d), used or useful in a Similar Business; or

(3) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquisitions of other properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided, that, in the case of clauses (2) and (3) of Section 4.10(b) hereof, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 365 days after the receipt of such Net Proceeds); provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below).

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) (it being understood that any portion of such Net Proceeds used to make an offer to repurchase Notes, as described in Section 4.10(b)(1)(C) hereof, will be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders and, at the option of the Issuer, to any holders of Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness” and such offer, an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.09. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within fifteen Business Days after the date that Excess Proceeds exceed $20.0 million by mailing or electronically delivering the notice required pursuant to Section 3.09, with a copy to the Trustee or otherwise in accordance with Applicable Procedures. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $20.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner pursuant to Section 3.02 hereof and the Issuer shall select such Pari Passu Indebtedness to be purchased;

provided that, as between the Notes and any Pari Passu Indebtedness, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

(d) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Credit Facilities, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(f) The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

SECTION 4.11. Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b) The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries, or an entity that becomes a Restricted Subsidiary as a result of such transaction, and any merger, consolidation or amalgamation of the Company and any direct or indirect parent of the Company; provided that such merger, consolidation or amalgamation of the Company is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by Section 4.07 hereof and any other Investments constituting “Permitted Investments”;

(3) the payment of management and monitoring fees pursuant to a Management Fee Agreement or other arrangement in a maximum amount not to exceed 2.00% of EBITDA of the Company in any fiscal year, and transaction fees not to exceed in the aggregate 1.00% of the applicable gross transaction value and indemnities and other expenses pursuant to a Management Fee Agreement or other arrangement (including any transaction fee payable in connection with the Merger), plus, to the extent otherwise permitted by this clause (3), any unpaid management, monitoring, transaction fees, indemnities and expenses accrued in any prior year, plus any transaction fees in an amount no more than £3.5 million payable in connection with the Combination;

(4)(i) the payment or fulfillment of obligations under, any employment, consulting and severance arrangements between the Company and its Restricted Subsidiaries (or any direct or indirect parent of the Company) and their respective officers, directors, employees, members of management and consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) in the ordinary course of business and (ii) transactions pursuant to any shareholder, employee or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription, co-invest agreement or shareholder agreement, including any arrangement including Equity Interests rolled over by management of the Company or any direct or indirect parent of the Company or by other direct or indirect equity holders of Multi Packaging Solutions, Inc. or the Company, in each case, in connection with the Transactions, the Chase Transactions or the Combination Transactions;

(5) the payment of customary fees, compensation and reasonable out-of-pocket costs to, and indemnities provided on behalf of or for the benefit of directors and officers (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company and its Restricted Subsidiaries (or any direct or indirect parent of the Company or any of its Restricted Subsidiaries);

(6) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any agreement as in effect as of the Consent Signing Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Consent Signing Date);

(8) the existence of, or the performance by the Company, any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any parent company of the Company) is a party as of the Consent Signing Date and any similar agreements or arrangements which it may enter into thereafter, including in connection with the Combination; provided, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Consent Signing Date shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors to the Holders when taken as a whole (as compared to the original agreement or arrangement in effect on the Consent Signing Date);

(9)(i) the Transactions and the payment of all costs, fees and expenses related to the Transactions, including Transaction Expenses, (ii) the Chase Transactions and the payment of all costs, fees and expense related to the Chase Transactions, (iii) the Combination Transactions and the payment of all costs, fees and expenses related to the Combination Transactions, including Combination Transaction Expenses, and (iv) the issuance of Equity Interests or equity-based awards to any future, present or former officer, director, employee, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries or any direct or indirect parent of the Company in connection with the Transactions, the Chase Transactions and the Combination Transactions;

(10) transactions with customers, clients, suppliers, contractors or joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11) the issuance and transfer of Equity Interests (other than Disqualified Stock) of the Company or any of its Subsidiaries or any direct or indirect parent thereof to any Person or any contribution to the capital of the Company and any transactions with Affiliates where the only consideration paid is Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company;

(12) sales of accounts receivable, or participations therein, or Securitization Assets or related assets and any other transaction effected in connection with any Qualified Securitization Facility or any related transaction effected in order to consummate a financing contemplated by a Qualified Securitization Facility;

(13) payments by the Company or any of its Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with any Permitted Acquisition or other acquisitions or divestitures, which payments are approved by a majority of the Board of Directors;

(14) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management or consultant of the Company (or their respective Controlled Investment Affiliates or Immediate Family Members), any of its Subsidiaries or any of its direct or indirect parent companies, pursuant to any employee, shareholder or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription, co-invest agreement or shareholder agreement that are, in each case, approved by the Company in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;

(15)(i) investments by Permitted Holders in securities of the Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as (x) the investment is being offered by the Company or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (y) the investment constitutes less than 15.0% of the proposed or outstanding issue amount of such class of securities (provided that any investments in debt securities by any Debt Fund Affiliates shall not be subject to the limitation in this clause (y)), and (ii) payments to Permitted Holders in respect of securities or loans of the Company or any of its Restricted Subsidiaries contemplated in the foregoing clause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(16) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice or industry norms (including, without limitation, any cash management activities related thereto);

(17) payments by the Company (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Company (and any such parent company) and its Subsidiaries, to the extent such payments are permitted under Section 4.07(b)(14)(B);

(18) any lease entered into between the Company or any Restricted Subsidiary, as lessee and any Affiliate of the Company, as lessor, which is approved by a majority of the disinterested members of the Board of Directors in good faith;

(19) intellectual property licenses in the ordinary course of business;

(20) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Company or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration rights agreement entered into on or after the Issue Date in connection therewith or similar equityholder’s agreements or limited liability company agreements;

(21) transactions permitted by, and complying with, the provisions of Section 5.01 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Company or any direct or indirect parent company (b) forming a holding company, or (c) reincorporating the Company in a new jurisdiction;

(22) transactions undertaken in good faith (as certified by a Financial Officer of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Company and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture; and

(23) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person.

SECTION 4.12. Liens. The Company will not, and will not permit the Note Parties to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Company and the Note Parties, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured.

Any Lien created for the benefit of the Holders pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) of this Section 4.12.

The expansion of Liens by virtue of accretion or amortization of original issue discount (excluding accretion or amortization that is expressly provided for in the agreement providing for the applicable Indebtedness that is a zero coupon or similar discount yield instrument), the payment of interest or dividends in the form of additional Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 4.12.

SECTION 4.13. Company Existence. Subject to Article V hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided that the Company shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

SECTION 4.14. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs after the Combination Date, unless the Issuer has previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date prior to such repurchase. Within 30 days following any Change of Control, the Issuer shall send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided, that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow in order to have its Notes repurchased.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuer pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer and, at the Issuer’s option, the Notes so accepted for cancellation.

(c) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Change of Control Payment Date” and similar words, as applicable.

(f) The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 4.14 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 4.15. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Company shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries that are Restricted Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee or act as co-borrowers under other capital markets debt securities of the Issuer or any Guarantor in a principal amount greater than $150.0 million), other than the Issuer, a Foreign Subsidiary (other than Foreign Subsidiaries that are Restricted Subsidiaries if such Foreign Subsidiaries guarantee or act as co-borrowers under other capital markets debt securities or syndicated credit facilities of the Issuer or any Guarantor in a principal amount greater than $150.0 million) a Subsidiary Guarantor or a Securitization Subsidiary, to guarantee the payment of, or be co-borrowers under, any Indebtedness of the Company or any Note Party unless:

(1) such Restricted Subsidiary within 30 days after the guarantee of such Indebtedness (and in the case of the Restricted Subsidiaries of the Company that guarantee the payment of, or are co-borrowers under, the Credit Agreement as of the Combination Date, within 30 days of the Combination Date) executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit E-1 hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Note Party, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantees of the Company and the Note Parties, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantee; and

(2) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (except with respect to any Restricted Subsidiary that becomes a Restricted Subsidiary on the Combination Date) or (ii) if any such Guarantee is prohibited by law. The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its direct or indirect parent companies that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary or parent company shall not be required to comply with the 30 day period described in clause (1) of this Section 4.15.

SECTION 4.16. Suspension of Covenants.

(a) During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15 and Section 5.01(d)(4) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”).

(b) During a Suspension Period (as defined below), the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.”

(c) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” The Guarantees of the Guarantors (other than the Guarantee of the Company) will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

(d) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries or events occurring prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided, that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, or Disqualified Stock of the Company or its Restricted Subsidiaries issued or Preferred Stock of its Restricted Subsidiaries issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(3) hereof; provided, that all Indebtedness outstanding on the Reversion Date under the Senior Credit Facilities shall be deemed incurred or issued pursuant to Section 4.09(b)(1) hereof (up to the maximum amount of such Indebtedness that would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date); (iii) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(7) hereof; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Note Party to take any action described in clauses (1) through (3) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b)(1) hereof; and (v) no Subsidiary of the Company shall be required to comply with Section 4.15 hereof after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

(e) On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

ARTICLE V

SUCCESSORS

SECTION 5.01. Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(A) the Issuer is the surviving Person;

(B) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof; provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation; or

(C) a Subsidiary of the Company is formed (or is already in existence) under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof to (or is able to) assume all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments (such Person under clause (B) or (C) or this clause (1), as the case may be, being herein called the “Successor Issuer”);

(2) the Successor Issuer, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(a)(2) hereof shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture.

(b) The foregoing clauses (3), (4) and (5) of Section 5.01(a) hereof shall not apply to the Transactions, the Chase Transactions or the Combination Transactions. Notwithstanding clause (3) of Section 5.01(a) hereof,

(1) the Company or any Restricted Subsidiary may consolidate with, amalgamate with or merge with or into or wind up into or sell, assign, lease, convey, transfer or otherwise dispose of all or part of its properties and assets to the Issuer, and

(2) the Issuer may consolidate with, amalgamate with or merge with or into, or wind up into an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(c) Subject to Section 10.06 hereof, no Subsidiary Guarantor will, and the Company will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of (x) the jurisdiction of organization of such Guarantor, (y) if such Subsidiary Guarantor is not a U.S. Subsidiary Guarantor, any jurisdiction where such Person would be required to be a guarantor under one or more of the Senior Credit Facilities (including, after the termination thereof, as in effect immediately prior to such termination) or (z) the laws of the United Kingdom or the United States, any state thereof, the District of Columbia, any territory thereof (such Guarantor or such Person, as the case may be and in each case, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(C) immediately after such transaction, no Default exists; and,

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture;

(2) the transaction is made in compliance with, if applicable, Section 4.10(a); or

(3) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

(d) Subject to Section 10.06 hereof, the Company will not consolidate, amalgamate or merge with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(A) the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Company, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be and in each case, being herein called the “Successor Company”);

(B) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under this Indenture and the Company’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(C) immediately after such transaction, no Default exists; and,

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture;

(2) the transaction is made in compliance with, if applicable, Section 4.10(a);

(3) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries; and

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period,

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(B) the Fixed Charge Coverage Ratio for the Successor Company would be equal to or greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction;

(e) Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge, amalgamate or consolidate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Subsidiary Guarantor (x) in the jurisdiction of organization of such Guarantor , (y) if such Subsidiary Guarantor is not a U.S. Subsidiary Guarantor, in any jurisdiction where such Subsidiary Guarantor would be required to be a guarantor under one or more of the Senior Credit Facilities (including, after the termination thereof, as in effect immediately prior to such termination) or (z) under the laws of the United Kingdom or the United States, any state thereof, the District of Columbia, or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Issuer or such Guarantor or (4) solely with respect to any Guarantor, liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and is not materially disadvantageous to the Holders.

(f) In the event of any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of the Issuer, after which the Issuer is no longer a Restricted Subsidiary made in compliance with Section 5.01(a)(1)(C), (2), (3), (4) and (5) herein, the Issuer shall be automatically and unconditionally released and discharged from its Obligations under this Indenture.

SECTION 5.02. Successor Person Substituted. Upon any consolidation, amalgamation or merger, or any winding up, sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or amalgamation or into or with which the Issuer or such Guarantor, as applicable, is merged or to which such wind up, sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture, the Notes and the Guarantees shall refer instead to the Successor Issuer, Successor Person or Successor Company, as applicable, and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer or such Guarantor, as applicable, under this Indenture, the Notes and the Guarantees with the same effect as if such Successor Issuer, Successor Person or Successor Company, as applicable, had been named as the Issuer or a Guarantor, as applicable, herein, and, in the case of a predecessor Issuer shall be automatically released from its obligations thereunder; provided that the predecessor Issuer shall not be relieved from the obligations under this Indenture, the Notes and the Guarantees in the case of any lease.

For the avoidance of doubt, the Issuer and the Company can be the same entity in connection with transactions otherwise consummated in accordance with this Article V.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25.0% in principal amount of the then outstanding Notes to the Issuer (with a copy of such notice to the Trustee if provided by such requisite Holders) to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) of this Section 6.01) contained in this Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Company made available to the Holders as required under Section 4.03 hereof) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Company, the Issuer or any of the Company’s Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders as required under Section 4.03 hereof), would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, the Issuer or any of the Company’s Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary), in a proceeding in which the Company, the Issuer or any such Significant Subsidiary of the Company (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, the Issuer or any of the Company’s Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary), or for all or substantially all of the property of the Company, the Issuer or any of the Company’s Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary); or

(iii) orders the liquidation of the Company, the Issuer or any of the Company’s Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of the Company or any of the Company’s Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Company made available to the Holders) would constitute a Significant Subsidiary of the Company) shall for any reason cease to be in full force and effect or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any responsible officer of the Company or any Guarantor that is a Significant Subsidiary of the Company (or the responsible officers of any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Company made available to the Holders) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

SECTION 6.02. Acceleration. If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01 hereof with respect to the Company) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Notes by notice to the Issuer may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and premium, if any, and interest shall be due and payable immediately. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in the Holders’ interest. The Trustee shall have no obligation to accelerate the Notes if the Trustee in its best judgment determines that acceleration is not in the best interests of the Holders.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01 hereof with respect to the Company or the Issuer, all outstanding Notes shall be due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes rescind any acceleration with respect to the Notes and its consequences if such rescission would not conflict with any judgment of a court of competent jurisdiction and if all existing Events of Default (except non-payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder that has become due solely because of the acceleration) have been cured or waived.

In the event of any Event of Default specified in Section 6.01(4) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured or is no longer continuing.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults. Subject to Section 6.02 hereof, Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority. Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

SECTION 6.06. Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25.0% in principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee on behalf of such Holder, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities. If the Trustee or any Agent collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

(i) to the Trustee, such Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

(ii) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture on behalf of the Holders, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of willful misconduct or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both (except as limited pursuant to Section 9.01 hereof). The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) [Reserved].

(k) Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(n) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06. Reports by Trustee to Holders. Within 60 days after each June 15, beginning with the June 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or any other Person or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder) (but excluding taxes imposed on such persons in connection with compensation for such administration or performance). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except for money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing not less than 30 days prior to the effective date of such removal. The Issuer may remove the Trustee if:

(A) the Trustee fails to comply with Section 7.10 hereof or Trust Indenture Act Section 310;

(B) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C) a custodian or public officer takes charge of the Trustee or its property; or

(D) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

The resigning Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.

SECTION 7.09. Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof, to have cured all then existing Events of Default and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(A) the rights of Holders to receive payments in respect of the principal of, penalty, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(B) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(C) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(D) this Section 8.02.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and clause (5) of Section 5.01(a), and Sections 5.01(c), 5.01(d) and 5.01(e) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to the Issuer’s Restricted Subsidiaries), 6.01(7) (solely with respect to the Issuer’s Restricted Subsidiaries) and 6.01(8) hereof shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, an Opinion of Counsel required by the immediately preceding paragraph with respect to Legal Defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party) and the Trustee may amend or supplement this Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with Section 5.01 hereof;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(9) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(10) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(11) to add a Guarantor under this Indenture or to release a Guarantor in accordance with the terms of this Indenture;

(12) to conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes, as provided to the Trustee in an Officer’s Certificate;

(13) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(14) to make any amendment to the provisions of this Indenture required under local law in connection with the providing of a guarantee hereunder by a Foreign Subsidiary; provided, that the contents of such amendment shall be substantially identical to any corresponding language reflected in the applicable Indebtedness that resulted in the creation of such guarantee pursuant to Section 4.15 and be effected through a Supplemental Indenture that simultaneously adds such Foreign Subsidiary as a Guarantor.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof (to the extent requested by the Trustee), the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit E-1 and Exhibit E-2 hereto, provided that the execution thereof shall be deemed a representation by such Guarantor(s) that all conditions precedent and covenants, if any, relating to the execution of such supplemental indenture have been satisfied and the supplemental indenture is enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

SECTION 9.02. With Consent of Holders. Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class, other than the Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes); Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02; provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such adversely affected series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder (including, for the avoidance of doubt, any Notes held by Affiliates of the Issuer), an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes on any date (other than the provisions relating to Section 3.09, Section 4.10 and Section 4.14 hereof); provided, that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults;

(7) make any change in this Article IX that is materially adverse to the Holders;

(8) impair the right of any Holder to receive payment of principal of or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify the Guarantees of the Company or any Significant Subsidiary, in any manner materially adverse to the Holders.

SECTION 9.03. [Reserved].

SECTION 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until the Board of Directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall receive, and shall be fully protected in relying conclusively upon, in addition to the documents required by Section 12.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof).

Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture, nor will an Officer’s Certificate be required for the Trustee to execute the Supplemental Indenture.

ARTICLE X

GUARANTEES

SECTION 10.01. Guarantee. Subject to this Article X, each of the Guarantors, as a primary obligor and not merely as a surety, hereby, jointly and severally, irrevocably and unconditionally guarantees, on an unsecured senior basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder, including for expenses, indemnification or otherwise, shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same promptly. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder and under the Notes). Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, then any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Until terminated in accordance with Section 10.06, each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without setoff, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of the Notes, each Holder and the Trustee, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law to the extent applicable to any Guarantee in its jurisdiction of formation. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that the Supplemental Indenture (or a supplemental indenture in the form of Exhibit D, Exhibit E-1 or Exhibit E-2, as applicable) shall be executed on behalf of such Guarantor by one of its authorized Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article X, to the extent applicable.

SECTION 10.04. Subrogation. Subject to the fifth paragraph of Section 10.01 and Section 10.02, each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Guarantees. Each Guarantee by a Guarantor shall be automatically and unconditionally released and discharged and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(1)(A) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Guarantor (other than the Company), after which the applicable Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all the assets of such Guarantor (other than the Company), in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(B) the release or discharge of the guarantee by such Guarantor (other than the Company) of Indebtedness under the Senior Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee (other than the Guarantee by the Company), except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 hereof);

(C) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(D) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; or

(E) the Issuer providing written notice to the Trustee of the Issuer’s election to have such Guarantee (other than the Guarantee of the Company) released and discharged; provided that if a Guarantor would be required to provide such Guarantee pursuant to Section 4.15 hereof, the Issuer may not elect to release and discharge such Guarantee pursuant to this clause (E); and

(2) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(B) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses 2(A), (B) and (C) above.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

SECTION 11.02. Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail (in “.pdf” format) or overnight air courier guaranteeing next day delivery, to the others’ address: If to the Issuer prior to the Issue Date:

Mustang Merger Corp.

c/o Madison Dearborn Partners, LLC

Three First National Plaza, Suite 4600

70 West Madison Street

Chicago, Illinois 60602

Attention: Thomas S. Souleles

                 Mark B. Tresnowski

Facsimile: (312) 8995-1001

If to the Issuer and/or any Guarantor on or after the Issue Date:

Multi Packaging Solutions, Inc.

150 E 52nd St, 28th Floor

New York, New York, 10022

Attention: Chief Financial Officer

Telephone: (646) 885-0149

Facsimile: (866) 540-0110

in each case, with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Alexander Zeltser

Telephone: (212) 596-9037

Facsimile: (646) 728-2973

If to the Trustee:

Wells Fargo Bank, National Association

10 South Wacker Drive, 13th Floor

Chicago, Illinois 60606

Attention: Corporate Trust Services

Fax: (312) 726-2158

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; on the first date on which publication is made or electronic delivery made; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar.

Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuer delivers or mails a notice or communication to Holders, it shall deliver or mail a copy to the Trustee and each Agent at the same time.

SECTION 12.02. Communication by Holders with Other Holders. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository (or its designee) pursuant to the standing instructions from the Depository or its designee, including by electronic mail in accordance with accepted practices at the Depository.

SECTION 12.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture (other than as set forth in the last sentence of Section 9.06 and with respect to clause (B) below, in connection with the initial issuance of Notes on the Issue Date), the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(A) An Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(B) An Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(A) a statement that the Person making such certificate or opinion has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(D) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 12.05. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.06. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies or their subsidiaries (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, this Indenture, the Supplemental Indenture or any other supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.07. Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.08. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.09. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 12.10. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.11. Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

SECTION 12.12. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.13. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 12.14. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.15. [Reserved].

SECTION 12.16. USA PATRIOT Act. The parties hereto acknowledge that in order to help the government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, and record information that identifies each person establishing a relationship or opening an account with Wells Fargo Bank, National Association. The parties hereto agree that they will provide the Trustee with name, address, tax identification number, if applicable, and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship, and will further provide the Trustee with formation documents such as articles of incorporation or other identifying documents.

[Signatures on following page]

MUSTANG MERGER CORP.

By:
Name: Title:

Signature Page to Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name: Title:

Signature Page to Indenture

EXHIBIT A

CUSIP:

ISIN:

[RULE 144A][REGULATION S][IAI] GLOBAL NOTE

8.500% Senior Notes due 2021

No.	[Up to] US$[ ]

MUSTANG MERGER CORP.

promises to pay to                      or registered assigns,

the principal sum of [the principal sum set forth on the Schedule of Exchange of Interests in the Global Note attached hereto] [DOLLARS] on August 15, 2021.

Interest Payment Dates: February 15 and August 15, beginning February 15, 2014

Record Dates: February 1 and August 1

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

MUSTANG MERGER CORP.

By:
Name: Title:

Signature Page to Note

This is one of the Notes referred to in the within-mentioned Indenture: WELLS0 FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

Dated:

Signature Page to Note

[Back of Note]1

8.500% Senior Note due 2021

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Mustang Merger Corp., which was merged with and into Multi Packaging Solutions, Inc. (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum of 8.500% from August 15, 2013 until maturity. The Issuer will pay interest on this Note semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2014 or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding February 1 and August 1 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be February 15, 2014. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained pursuant to Section 4.02 of the Indenture or, at the option of the Issuer, may be made by check mailed to the Holders at their addresses set forth in the Note Register, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period. For the avoidance of doubt, any payments to be made by the Issuer pursuant to this Note may be made on the Issuer’s behalf by Chesapeake Services Limited, a limited liability company incorporated under the laws of England and Wales with company number 8568993 (the “Company”), or any other Person designated at the Issuer’s option.

3. PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of August 15, 2013 (the “Indenture”), between Mustang Merger Corp. and the Trustee. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture, and such Additional Notes which will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture subject to the provisions of Section 9.02 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[1]	NTD: Existing Global Notes held with DTC that were issued on the Issue Date will be left in place.

5.	OPTIONAL REDEMPTION.

(a) At any time prior to August 15, 2016, the Issuer may, at its option and on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 of the Indenture, at a redemption price equal to the sum of 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium as of the Redemption Date, plus accrued and unpaid interest, if any, to, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Notice of any redemption, whether in connection with an Equity Offering or otherwise, may be given prior to such redemption, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, if in connection with an Equity Offering, the completion of such Equity Offering.

(b) At any time prior to August 15, 2016, the Issuer may, at its option and on one or more occasions, redeem up to 40.0% of the aggregate principal amount of Notes and Additional Notes issued under the Indenture at a redemption price equal to the sum of (a) 100.0% of the aggregate principal amount thereof, plus (b) a premium equal to the stated interest rate per annum on the Notes, plus (c) accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by the Company from one or more Equity Offerings or a contribution to the Company’s common equity capital made with the net cash proceeds of a concurrent Equity Offering; provided, that (a) at least 50.0% of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date (excluding Notes held by the Company and its Subsidiaries) remain outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(c) Except pursuant to clause (a) or (b) of Section 3.07 of the Indenture, the Notes will not be redeemable at the Issuer’s option prior to August 15, 2016.

(d) On and after August 15, 2016, the Issuer may, at its option redeem the Notes, in whole or in part, on one or more occasions, upon notice in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2016	106.375%
2017	104.250%
2018	102.125%
2019 and thereafter	100.000%

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon prior notice given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(f) Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. MANDATORY REDEMPTION; OFFERS TO PURCHASE AND OPEN MARKET PURCHASES. The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under Sections 4.10 and 4.14 of the Indenture.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be mailed or delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI of the Indenture.

8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not issue, exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not issue, exchange or register the transfer of any Notes during the period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.

10. PERSONS DEEMED OWNERS. The registered Holder shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes by notice to the Issuer may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within ten (10) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. GOVERNING LAW. THE INDENTURE, THIS NOTE AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Multi Packaging Solutions, Inc.

150 E 52nd St, 28th Floor

New York, New York, 10022

Attention: Chief Financial Officer

Telephone: (646) 885-0149

Facsimile: (866) 540-0110

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                     to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐  Section 4.10             ☐  Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Multi Packaging Solutions, Inc.

150 E 52nd St, 28th Floor

New York, New York, 10022

Attention: Chief Financial Officer

Telephone: (646) 885-0149

Facsimile: (866) 540-0110

Wells Fargo Bank, National Association

as Trustee and Registrar – DAPS Reorg.

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re:    8.500% Senior Notes due 2021

Reference is hereby made to the Indenture, dated as of August 15, 2013 (the “Indenture”), between Mustang Merger Corp., to be merged with and into Multi Packaging Solutions, Inc., and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $             in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT IAI GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 501. The Transfer is being effected to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter substantially in the form of Exhibit F of the Indenture, and such Transfer is in compliance with any applicable blue sky laws of any state of the United States.

4. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof; or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

5. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name: Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)    ☐ 144A Global Note ([CUSIP: ]), or

(ii)   ☐ Regulation S Global Note ([CUSIP: ]), or

(iii)  ☐ IAI Global Note ([CUSIP: ]), or

(b)	☐ a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)    ☐ 144A Global Note ([CUSIP: ]), or

(ii)   ☐ Regulation S Global Note ([CUSIP: ]), or

(iii)  ☐ IAI Global Note ([CUSIP: ]), or

(iv)  ☐ Unrestricted Global Note ( ☐ ☐), or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Multi Packaging Solutions, Inc.

150 E 52nd St, 28th Floor

New York, New York, 10022

Attention: Chief Financial Officer

Telephone: (646) 885-0149

Facsimile: (866) 540-0110

Wells Fargo Bank, National Association

as Trustee and Registrar – DAPS Reorg.

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re:    8.500% Senior Notes due 2021

Reference is hereby made to the Indenture, dated as of August 15, 2013 (the “Indenture”), between Mustang Merger Corp., to be merged with and into Multi Packaging Solutions, Inc. and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]:

☐ 144A Global Note,

☐ Regulation S Global Note, or

☐ IAI Global Note,

in each case of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated                 .

[Insert Name of Transferor]

By:
Name: Title:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY MULTI PACKAGING SOLUTIONS, INC. AND THE GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of August 15, 2013, among Multi Packaging Solutions, Inc., a Delaware corporation (the “Issuer”), the Guarantors and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Mustang Merger Corp. (“Mustang”) has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of August 15, 2013, providing for the issuance of an unlimited aggregate principal amount of 8.500% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Notes are being issued and sold in connection with the merger of Mustang with and into the Issuer (the “Merger”), whereby, upon consummation of the Merger, the Issuer will continue as the surviving corporation.

WHEREAS, upon consummation of the Merger, and simultaneously with the execution of the Indenture, the Issuer, the Guarantors and the Trustee will have entered into this Supplemental Indenture, under which the Issuer and the Guarantors will have become party to the Indenture.

WHEREAS, pursuant to this Supplemental Indenture the Issuer will succeed to all of the rights and obligations of Mustang thereunder, and the Guarantors will unconditionally guarantee all of Mustang’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”).

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement. The Issuer and the Guarantors hereby agree as follows:

(a) Each of the Guarantors and the Issuer acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of the Issuer or a Guarantor, as the case may be, pursuant to the Indenture; and

(b) Each of the undersigned hereby represents and warrants to and agrees with the Trustee that it has all the requisite corporate, limited liability company or other power and authority to execute, deliver and perform its obligations under this Supplemental Indenture, that this Supplemental Indenture has been duly authorized, executed and delivered and that the consummation of the transactions contemplated hereby has been duly and validly authorized.

(3) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(4) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(5) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(6) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

(7) Benefits Acknowledged. Upon consummation of the Merger and execution and delivery of this Supplemental Indenture the Issuer and the Guarantors will be subject to the terms and conditions set forth in the Indenture. Each of the Issuer and the Guarantors acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the obligations of each as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(8) Successors. All agreements of the Issuer and the Guarantors in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MULTI PACKAGING SOLUTIONS, INC.

By:
Name: Title:

[GUARANTORS]

By:
Name: Title:

Signature Page to Supplemental Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name: Title:

Signature Page to Supplemental Indenture

EXHIBIT E-1

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [            ], among [            ] (the “Guaranteeing Subsidiary”), a subsidiary of Chesapeake Services Limited, a limited liability company incorporated under the laws of England and Wales with company number 8568993 (the “Company”), which is the parent of Multi Packaging Solutions, Inc., a Delaware corporation (the “Issuer”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Mustang Merger Corp. (“Mustang”) has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of August 15, 2013, providing for the issuance of an unlimited aggregate principal amount of 8.500% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article X thereof.

(3) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies or their subsidiaries (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture, or this Supplemental Indenture or any other supplemental indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name: Title:

By:
Name: Title:

Signature Page to Supplemental Indenture

EXHIBIT E-2

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY CHESAPEAKE SERVICES LIMITED

Supplemental Indenture (this “Supplemental Indenture”), dated as of [            ], among Chesapeake Services Limited, a limited liability company incorporated under the laws of England and Wales with company number 8568993 (“Chesapeake”), an indirect parent company of Multi Packaging Solutions, Inc., a Delaware corporation (the “Issuer”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Mustang Merger Corp. (“Mustang”) has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of August 15, 2013, providing for the issuance of an unlimited aggregate principal amount of 8.500% Senior Notes due 2021 (the “Notes”);

WHEREAS, Chesapeake is executing and delivering to the Trustee this supplemental indenture pursuant to which Chesapeake shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Chesapeake hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article X thereof.

(3) Assumption of the Obligations of the Company. Effective as of the date of this Supplemental Indenture, Chesapeake shall be the Company under the Indenture and assume all of the rights and obligations of the Company under the Indenture.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies or their subsidiaries (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture, or this Supplemental Indenture or any other supplemental indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

E-2-1

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Chesapeake.

(9) Successors. All agreements of Chesapeake in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

E-2-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CHESAPEAKE SERVICES LIMITED

By:
Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name: Title:

By:
Name: Title:

E-2-3

EXHIBIT F

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

Multi Packaging Solutions, Inc.

150 E 52nd St, 28th Floor

New York, New York, 10022

Attention: Chief Financial Officer

Telephone: (646) 885-0149

Facsimile: (866) 540-0110

Wells Fargo Bank, National Association

as Trustee and Registrar – DAPS Reorg.

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[            ] principal amount of the 8.500% Senior Notes due 2021 (the “Notes”) of Mustang Merger Corp. (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company or any Subsidiary thereof, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside

F-1

the United States of America within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE:

By:

F-2